Exhibit 10.1

PURCHASE AND SALE AGREEMENT

among

RIVERCREST CAPITAL PARTNERS LP,

KIMBELL ART FOUNDATION,

RIVERCREST ROYALTIES HOLDINGS II, LLC,

CUPOLA ROYALTY DIRECT, LLC,

KIMBELL ROYALTY PARTNERS, LP

and

KIMBELL ROYALTY OPERATING, LLC

Dated as of November 20, 2018

i

4.3	No Conflict; Consents	47
4.4	Consents	48
4.5	Litigation	48
4.6	Ownership of Acquired Equity Interests	48
4.7	Brokers’ Fees	49
4.8	Consents and Preferential Rights	49
4.9	Securities Law Compliance	49
4.10	EQUITY SELLER’S INDEPENDENT INVESTIGATION; DISCLAIMER	49

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED ENTITY		51
5.1	Organization	51
5.2	No Conflict; Consents	51
5.3	Capitalization	51
5.4	Litigation	52
5.5	Financial Statements	52
5.6	Absence of Certain Changes	53
5.7	Taxes	53
5.8	Contracts	54
5.9	Environmental Matters	55
5.10	Compliance with Laws	55
5.11	Special Warranty	56
5.12	No Cost-Bearing Interests	56
5.13	Employees and Benefit Plans	56
5.14	Bank Accounts	57
5.15	Bankruptcy	57

ARTICLE 6 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER PARTIES		57
6.1	Organization	57
6.2	Authorization; Enforceability	57
6.3	No Conflict; Consents	58
6.4	Capitalization	59
6.5	Litigation	60
6.6	Financial Statements	60
6.7	Independent Registered Public Accounting Firm	61
6.8	Controls and Procedures; Listing	61
6.9	Contracts	61
6.10	Absence of Certain Changes	62
6.11	Taxes	62
6.12	Environmental Matters	62
6.13	Form S-3 Eligibility	63
6.14	Brokers’ Fees	63
6.15	Distribution Restrictions	63
6.16	Securities Law Compliance	64
6.17	Exemptions from Securities Laws	64

6.18	Sarbanes-Oxley	64
6.19	Investment Company Status	64
6.20	BUYER PARTIES’ INDEPENDENT INVESTIGATION; DISCLAIMER	64

ARTICLE 7 COVENANTS		66
7.1	Conduct of Each Seller’s Business	66
7.2	Conduct of Buyer Parties’ Business	68
7.3	Access	70
7.4	Books and Records	71
7.5	Insurance	71
7.6	Further Assurances	71
7.7	Publicity	71
7.8	Fees and Expenses; Transfer Taxes	72
7.9	Taxes	72
7.10	Confidentiality	75
7.11	Notices to Escrow Agent	75
7.12	Acquired Entity Indebtedness	75
7.13	Affiliate Contracts	76
7.14	Assistance with Financial Statements and Other Matters	76
7.15	No Shop	77
7.16	Lock-Up	78
7.17	Additional Listing Application	79
7.18	Several and Not Joint Obligations	79
7.19	Conflicts Committee	79
7.20	Pre-Closing Distributions of Certain Assets	79
7.21	Exchange Election	79

ARTICLE 8 CONDITIONS TO CLOSING		79
8.1	Conditions to Obligations of Buyer Parties to Closing	79
8.2	Conditions to the Obligations of Sellers to Closing	81

ARTICLE 9 TERMINATION		82
9.1	Termination	82
9.2	Effect of Termination	83
9.3	Remedies for Termination	83

ARTICLE 10 INDEMNIFICATION		84
10.1	Survival of Representations, Warranties and Covenants	84
10.2	Indemnification in Favor of Buyer Parties	84
10.3	Indemnification Obligations of Buyer Parties	85
10.4	Indemnification Procedure	86
10.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow	87
10.6	Limits of Liability	89
10.7	Sole and Exclusive Remedy	89
10.8	Compliance with Express Negligence Rule	90

10.9	Insurance Proceeds	90
10.10	Tax Treatment of Indemnity Payments	90
10.11	Damages Waiver	90
10.12	No Duplication	90

ARTICLE 11 OTHER PROVISIONS		91
11.1	Notices	91
11.2	Assignment	92
11.3	Rights of Third Parties	92
11.4	Counterparts	92
11.5	Entire Agreement	92
11.6	Disclosure Schedules	93
11.7	Amendments	93
11.8	Severability	93
11.9	Specific Performance	93
11.10	Governing Law; Jurisdiction	94
11.11	No Recourse	94
11.12	Legal Representation	95

List of Exhibits:

Exhibit A	Asset Sellers
Exhibit B	Equity Seller
Exhibit C-1	Properties
Exhibit C-2	Wells
Exhibit D	Covered Counties/Parishes
Exhibit E	Form of Asset Assignment
Exhibit F	Form of Equity Assignment
Exhibit G	Form of Seller Officer’s Certificate
Exhibit H	Form of Buyer Officer’s Certificate
Exhibit I	Form of Registration Rights Agreement
Exhibit J	Form of Escrow Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 20, 2018 (the “Execution Date”), is among Rivercrest Capital Partners LP, a Delaware limited partnership (“Rivercrest Capital”), Kimbell Art Foundation, a Texas non-profit corporation (the “Foundation”), Cupola Royalty Direct, LLC, a Delaware limited liability company (“Cupola” and, together with Rivercrest Capital and the Foundation, the “Asset Sellers”), Rivercrest Royalties Holdings II, LLC, a Delaware limited liability company (“Equity Seller” and, together with the Asset Sellers, “Sellers”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”), and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with Buyer, “Buyer Parties”). Sellers and Buyer Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each Asset Seller directly owns the overriding royalty, royalty or other mineral interests set forth opposite its name on Exhibit A hereto (such assets, as more particularly described in the Asset Assignments, the “Acquired Assets”);

WHEREAS, Equity Seller directly owns all of the issued and outstanding limited liability company interests (the “Acquired Equity Interests”) of Rivercrest Royalties II, LLC, a Delaware limited liability company (the “Acquired Entity”), which owns the Acquired Entity Assets; and

WHEREAS, Buyer Parties desire to acquire from each Seller, and each Seller desires to sell to Buyer Parties, on and subject to the terms and conditions of this Agreement, its respective Acquired Assets or Acquired Equity Interests, as applicable, in exchange for the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1                               Definitions.

Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Assets” is defined in the recitals of this Agreement.

“Acquired Entity” is defined in the recitals of this Agreement.

“Acquired Entity Assets” means the assets, rights and interests owned by the Acquired Entity, including any and all Oil and Gas Properties owned by such entity and the Records (solely as applicable to the Acquired Entity), but excluding the Excluded Entity Assets.

“Acquired Equity Interests” is defined in the recitals of this Agreement.

“Additional Listing Application” is defined in Section 7.17.

“Adjusted Purchase Price” is defined in Section 2.2(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, for the avoidance of doubt, (i) the Buyer Parties shall not be deemed to be Affiliates of any Seller and (ii) no Seller shall be deemed to be an Affiliate of the Buyer Parties.

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Property or Well, the portion of the Unadjusted Purchase Price attributable to such Property as set forth on Exhibit C-1 or such Well as set forth on Exhibit C-2.

“Allocation” is defined in Section 2.10(a).

“Assessment” is defined in Section 7.3(a).

“Asset Assignment” is defined in Section 2.6(b)(i).

“Asset Seller Material Contract” is defined in Section 3.7(a).

“Asset Sellers” is defined in the preamble to this Agreement.

“Asset Statements” is defined in Section 3.5(a).

“Asset Taxes” means production, severance, sales, use, occupation, ad valorem, property, excise, real estate, personal property, state withholding, personal property or similar Taxes based upon the acquisition, operation or ownership of the Company Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assumed Liabilities” means, other than the Retained Liabilities, all liabilities of every kind and character of the Asset Sellers with respect to the Acquired Assets or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Assets” means the assets, rights and interests owned by Buyer, but excluding the Acquired Assets, the Acquired Equity Interests and the Acquired Entity Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated by a Seller or its respective Seller Indemnified Parties (a) prior to the General Escrow First Release Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price applicable to such Seller, (b) on or after the General Escrow First Release Date and prior to the General Escrow Second Release Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price applicable to such Seller and (ii) the difference between an amount equal to ten (10%) of the Unadjusted Purchase Price applicable to such Seller and the aggregate amount, if any, which such Seller or its respective Seller Indemnified Party has claimed pursuant to Article 10 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which such Seller or its respective Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 10 (to the extent such claims, if any, remain unresolved).

“Buyer Credit Agreement” is defined in Section 6.15.

“Buyer Entitlements” is defined in Section 2.11(a).

“Buyer Financial Statements” is defined in Section 6.6.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 6.1, 6.2, 6.4, 6.11 and 6.14.

“Buyer Indemnified Parties” is defined in Section 10.2(a).

“Buyer Losses” is defined in Section 10.2(b).

“Buyer Material Adverse Effect” means, with respect to Buyer Parties, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer Parties and their subsidiaries taken as a whole or (ii) the performance of Buyer Parties’ obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer Parties and their subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer Parties and their subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of Sellers holding at least a Supermajority Interest or with the written consent of Sellers holding at least a Supermajority Interest, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 6.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer Parties and their subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects Buyer Parties and their subsidiaries relative to other participants in the industries in which Buyer and its subsidiaries participate.

“Buyer Obligations” is defined in Section 2.11(a).

“Buyer Parties” is defined in the preamble to this Agreement.

“Buyer Party Due Diligence Information” is defined in Section 3.16(b).

“Buyer Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Buyer Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement, including the fees and expenses identified as “Buyer Transaction Expenses” on Schedule 1.1(a).

“Buyer’s Auditor” is defined in Section 7.14(a).

“Cash Amount” means, as of any given date, the amount of all cash on hand and cash equivalents of the Acquired Entity in bank accounts, segregated accounts, lock boxes or otherwise in the possession of the Acquired Entity as of 12:01 a.m. Central Time on such date, including any deposits with financial institutions.

“Class B Contribution Amount” means, for each Seller, the product of (i) five (5) cents times (ii) the number of Class B Units to be issued to such Seller pursuant to Section 2.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Class B Units” means Class B units representing limited partner interests in Buyer.

“Closing” is defined in Section 2.7.

“Closing Date” is defined in Section 2.7.

“Closing Per Unit Value” means $16.63.

“Closing Statement” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 6.6.

“Common Units” means common units representing limited partner interests in Buyer, for the avoidance of doubt, excluding Class B Units.

“Company Oil and Gas Properties” means all of: (i) the Acquired Entity’s right, title and interest in, to and under, or derived from, any Oil and Gas Properties; and (ii) the Acquired Assets.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of Kimbell Royalty GP, LLC.

“Consents” means any Third Party consents to assign or similar rights applicable to the Acquired Assets or the Acquired Entity Interests that would be triggered by the consummation of the transactions contemplated hereby.

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for Leases or any other instruments creating or evidencing an interest in the Company Oil and Gas Properties.

“Contribution” is defined in Section 2.10(b).

“Covered Counties/Parishes” means the counties and parishes described on Exhibit D.

“Cupola” is defined in the preamble to this Agreement.

“Curable Property” is defined in Section 2.5(d)(i)(B).

“Cure Period” is defined in Section 2.5(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Oil and Gas Properties, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Defensible Title” means such right, title and interest of the Asset Sellers or the Acquired Entity, as applicable, in and to the applicable Company Oil and Gas Properties that is of record or title evidenced by legally enforceable unrecorded instruments or any Contract or Lease listed on Schedule 1.1(b) that would be successfully defended if challenged and which, subject to the Permitted Encumbrances:

(a) with respect to each Well shown on Exhibit C-2, entitles the applicable Asset Seller or Acquired Entity to receive not less than the Net Revenue Interest for such Well shown on Exhibit C-2, whether in cash, in kind or otherwise, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement;

(b) with respect to each Property shown on Exhibit C-1, entitles the applicable Asset Seller or Acquired Entity to receive not less than the Net Royalty Acres for such Company Oil and Gas Property shown on Exhibit C-1, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement; and

(c) is free of Liens.

“Disclosure Schedules” means the disclosure schedules of Buyer Parties and Sellers attached hereto.

“Distributed Interests” is defined in Section 7.20.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” and “$” mean the lawful currency of the United States.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” means 12:01 a.m. Central Time on October 1, 2018.

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements.

“Entity Statements” is defined in Section 5.5(a).

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Equity Assignment” is defined in Section 2.6(c)(i).

“Equity Seller” is defined in the preamble to this Agreement.

“Equity Seller Material Contract” is defined in Section 5.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Buyer Partiers, Sellers and the Escrow Agent, substantially in the form set forth in Exhibit H.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election” means (i) with respect to KRP Bakken I LLC, “Exchange Election” as defined in the KRP Bakken I LLC Agreement and (ii) with respect to KRP Marcellus I LLC, “Exchange Election” as defined in the KRP Marcellus I LLC Agreement.

“Excluded Entity Assets” means the Excluded Records, the name “Rivercrest” and other trademarks, service marks and trade names owned or held for use by Equity Seller or its Affiliates and any derivation thereof.

“Excluded Records” is defined in the definition of “Records.”

“Execution Date” is defined in the preamble to this Agreement.

“Final Closing Statement” is defined in Section 2.9(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or applicable Buyer Parties or Sellers (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the arbitrator in accordance with Section 2.9 or (c) a closing agreement binding in respect of the claim has been executed by Buyer Parties, on behalf of the Buyer Indemnified Parties, and Sellers, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.9(a).

“Flow-Through Entity” is defined in Section 3.6(g).

“Foundation” is defined in the preamble to this Agreement.

“Fraud” means a Final Determination by a court of competent jurisdiction that a Party, or its Affiliates, have committed actual, and not constructive fraud, against the other Party with respect to the statements and information contained in Article 3, Article 4, Article 5 or Article 6, as applicable, or any certificate delivered by a Party pursuant to Section 2.6(d)(ii) or 2.6(e)(i) with the specific intent to deceive and mislead such other Party.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Escrow Account” means the escrow account created pursuant to the Escrow Agreement with respect to the General Escrow Balance.

“General Escrow Balance” means the Indemnity Escrow Units and any distributions thereon and interest or other amounts earned while such portion is held in the General Escrow Account.

“General Escrow First Release Date” is defined in Section 10.5(c)(i).

“General Escrow Second Release Date” is defined in Section 10.5(c)(ii).

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory or administrative agency or arbitral body.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one of the aforementioned bases is among the bases on which such Tax is based, measured or calculated), but excluding Asset Taxes and Transfer Taxes.

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 10.4(a).

“Indemnifying Party” is defined in Section 10.4(a).

“Indemnity Deductible” means, (i) with respect to Buyer Parties, an amount equal to one percent (1%) of each Seller’s Unadjusted Purchase Price, and (ii) with respect to each Seller, an amount equal to one percent (1%) of the Unadjusted Purchase Price with respect to such Seller.

“Indemnity Escrow Units” means, with respect to each Seller, a number of Opco Common Units and Class B Units equal to ten percent (10%) of the Opco Common Units and Class B Units that would otherwise be issuable to such Seller, based on the Unadjusted Purchase Price with respect to such Seller.

“Independent Accountant” is defined in Section 2.9(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.9(b).

“Interim Period” means the period from and including the Effective Time and ending on 12:01 a.m. Central Time on the Closing Date.

“IRS” means Internal Revenue Service of the United States.

“Joint Instruction Letter” is defined in Section 2.8(c).

“Knowledge” means (a) as to Rivercrest Capital, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor and Matt Daly, (b) as to Cupola, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor and Matt Daly, (c) as to the Foundation, the actual knowledge of Mark Rich and Ben Fortson, (d) as to Equity Seller, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor, Matt Daly and Peter Alcorn, and (e) as to Buyer Parties, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor, Matt Daly and Jeff McInnis, in each case without any requirement of investigation or inquiry.

“KRP Bakken I LLC Agreement” means that certain Limited Liability Company Agreement of KRP Bakken I LLC, dated as of September 15, 2015.

“KRP Marcellus I LLC Agreement” means that certain Limited Liability Company Agreement of KRP Marcellus I LLC, dated as of February 19, 2016.

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination or decree of a Governmental Authority.

“Lease” is defined in Section 7.1(b)(ii)(L).

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Lock-Up Period” is defined in Section 7.16.

“Losses” is defined in Section 10.2(b).

“Mayer Brown” is defined in Section 11.12.

“Net Mineral Acres” means, for each Company Oil and Gas Property, (a) other than with respect to an overriding royalty interest, (i) the number of gross surface acres covered by such Company Oil and Gas Property, multiplied by (ii) the Acquired Entity’s or Asset Seller’s undivided interest in and to the Hydrocarbons in, under and which may be produced from such Company Oil and Gas Property and (b) with respect to an overriding royalty interest, (i) the number of gross surface acres of land covered by the oil and gas lease for such overriding royalty interest, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such oil and gas lease, multiplied by (iii) the aggregate undivided working interest in such oil and gas lease owned by the lessee burdened by the applicable overriding royalty interest.

“Net Revenue Interest” means, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all applicable royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Net Royalty Acre” means:

(a) for Company Oil and Gas Properties other than an overriding royalty interest, (i) the number of Net Mineral Acres for such Company Oil and Gas Property, multiplied by (ii) lessor’s royalty percentage under such lease, expressed on an 8/8ths basis to such lease, divided by (iii) 1/8th; and

(b) for Company Oil and Gas Properties that are overriding royalty interests, (i) the number of Net Mineral Acres covered by such oil and gas lease, multiplied by (ii) the overriding royalty decimal in such oil and gas lease expressed on an 8/8ths to the lease tract basis, divided by (iii) 1/8th.

By way of illustration: (i) if an Asset Seller or Acquired Entity owns a Company Oil and Gas Property, other than an overriding royalty interest, that contains ten (10) Net Mineral Acres, and (ii) the mineral interest in such Company Oil and Gas Property provides for a twenty percent (20%) lessor royalty, then such Asset Seller or Acquired Entity owns sixteen (16) Net Royalty Acres in such Company Oil and Gas Property (10 x .2 / (1/8th)); and (i) if the Asset Seller or Acquired Entity owns an overriding royalty interest in an oil and gas lease in respect of a Company Oil and Gas Property that covers ten (10) Net Mineral Acres, and (ii) the Acquired Entity have a five percent (5%) of 8/8ths overriding royalty therein, then such Asset Seller or Acquired Entity owns four (4) Net Royalty Acres in respect of such oil and gas lease (10 x .05 / (1/8th)).

“Non-Recourse Party” is defined in Section 11.11.

“Notice of Disagreement” is defined in Section 2.9(a).

“Notices” is defined in Section 11.1.

“Oil and Gas Properties” means all fee mineral interests, royalty interests, overriding royalty interest, net profits interests, non-participating royalty interests and all other mineral interests, whether or not relating to Hydrocarbons, in and to the lands located in the Covered Counties/Parishes, including the lands on which the Wells are located (each, a “Property” and collectively, the “Properties”), together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto, including all the Acquired Entity’s executive rights and other rights and interests associated therewith and incidental thereto.

“OPA90” means the Federal Oil Pollution Act of 1990.

“Opco” is defined in the preamble to this Agreement.

“Opco Agreement” means the First Amended and Restated Limited Liability Company Agreement of Opco, dated as of September 23, 2018.

“Opco Common Units” means common units representing limited liability company interests in Opco.

“Operating Expenses” means all operating expenses of the Acquired Entity, including those attributable to the Acquired Entity Assets and capital expenditures incurred by the Acquired Entity in the ownership of the Acquired Entity Assets in the ordinary course of business, including overhead costs of the Acquired Entity charged to the Acquired Entity Assets as reflected in the applicable Entity Statements, but excluding Taxes.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Buyer, dated as of September 23, 2018.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Payoff Amount” is defined in Section 7.12.

“Per Unit Value” means the arithmetic average of the daily VWAP of the Common Units for the fifteen (15) consecutive trading days immediately prior to payment of an amount of Indemnity Escrow Units hereunder.

“Permitted Encumbrances” means any of the following:

(a)                                 Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of a Seller or the Acquired Entity and for which adequate reserves have been established in accordance with GAAP;

(b)                                 any Customary Post-Closing Consents;

(c)                                  any Consents and Preferential Rights, in each case as shown on Schedule 3.11 or Schedule 4.8;

(d)                                 any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.5(b);

(e)                                  all defects or irregularities of title, if any, affecting the Company Oil and Gas Properties which (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests or (ii) do not reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(f)                                   the terms and conditions of any Contracts or Leases, to the extent such terms and conditions do not reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(g)                                  defects based solely on lack of information in such Seller’s files;

(h)                                 defects based on a gap in such Seller’s chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(i)                                     defects based solely upon the failure to record any overriding royalty interest in state Leases or federal leases included in the Properties or any assignments of interests thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(j)                                    defects based solely on the failure to record overriding royalty interests in federal or state Leases, or any assignments thereof in the real property, conveyance or other records of the county in which such Lease is located unless such failure has or may reasonably result in a Third Party having a superior claim of title;

(k)                                 all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

(l)                                     any Lien or encumbrance on or affecting the Company Oil and Gas Properties which is released or discharged by a Seller and no longer burdens the Company Oil and Gas Properties at or prior to Closing;

(m)                             defects waived in writing by Buyer Parties;

(n)                                 all Third Party royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(o)                                 any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Company Oil and Gas Properties for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date, insofar as such does not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(p)                                 rights of any common owner of any interest in any mineral interests or Leases as tenants in common or through common ownership, insofar as such right does not reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interests as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(q)                                 delay or failure of any Governmental Authority to approve the assignment of any mineral interest to a Seller or any predecessor in title to such Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(r)                                    lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Company Oil and Gas Properties or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Company Oil and Gas Properties or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interests as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(s)                                   the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(t)                                    as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates or repudiates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor has the Asset Seller or Acquired Entity received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(u)                                 lack of a division order covering any Company Oil and Gas Property (including portions of an Company Oil and Gas Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net

Revenue Interests as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(v)                                 any defect or irregularity resulting from Sellers’ conduct of business in compliance with this Agreement;

(w)                               any matters expressly shown on Exhibit C-1 or Exhibit C-2;

(x)                                 any matters shown on Schedule 3.4 or Schedule 5.4; and

(y)                                 all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Acquired Entity Assets in any manner.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferential Rights” means any Third Party preferential purchase rights, rights of first refusal or similar rights applicable to the Acquired Assets or the Acquired Entity Interests that would be triggered by the consummation of the transactions contemplated hereby.

“Privileged Communications” is defined in Section 11.12.

“Prior Credit Agreement” means that certain Credit Agreement between the Acquired Entity, as borrower, and Frost Bank, as lender, dated September 18, 2015, as the same may have been amended from time to time.

“Pro Rata Portion” means, with respect to a Seller, a percentage determined by dividing the number of Opco Common Units payable to such Seller pursuant to Sections 2.1(a) or 2.1(b), by the total number of Opco Common Units to be issued to all Sellers pursuant to Sections 2.1(a) or 2.1(b), prior to giving effect to any adjustments under this Agreement.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property” and “Properties” are defined in the definition of “Oil and Gas Properties.”

“Purchase Price Adjustment” is defined in Section 2.2(c).

“Records” means all of the files, records and data (whether in hard copy or electronic format) of the Asset Sellers and the Acquired Entity relating to the Company Oil and Gas Properties, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Tax records and environmental records, in each case, other than (a) Privileged Communications and any other items that may be subject to a valid legal privilege with a Seller (other than title opinions) or to disclosure restrictions (provided, that such Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by the applicable Seller or Acquired Entity of additional consideration (and Buyer Parties have not agreed in writing to pay such additional consideration), (c) items relating to any Property that is transferred to a Seller or its designated Affiliate in accordance with Section 2.5 and (d) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Sellers’, the Acquired Entity’s or their respective Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (d) of this definition are referred to as the “Excluded Records”).

“Registration Rights Agreement” is defined in Section 2.6(d)(iii).

“Release Letters” is defined in Section 7.12.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” with respect to a Company Oil and Gas Property, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Company Oil and Gas Property, (b) the transfer being null and void as to such Company Oil and Gas Property (whether automatically or at the election of the holder thereof), or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

“Retained Liabilities” means, with respect to each Asset Seller, all liabilities and obligations of such Asset Seller arising out of, incident to or in connection with the following: (a) any obligations or liabilities arising out of any Liens or indebtedness incurred by, associated with or otherwise burdening such Asset Seller; (b) any obligations or liabilities arising out of any Liens incurred or created by, through or under such Asset Seller or its Affiliates, burdening the Acquired Assets of such Asset Seller; (c) all obligations and liabilities of such Asset Seller or any of its Affiliates, whether before or after the Effective Time, in respect of any assets of such Asset Seller or of its Affiliates that are not Acquired Assets (including, for the avoidance of doubt, any assets that are excluded pursuant to the terms of any Asset Assignment made by such Asset Seller); (d) any required reimbursements or adjustments to revenue attributable to the Acquired Assets of such Asset Seller received after the Effective Time based on overpayment prior to the Effective Time; provided that, from and after the date that is three (3) years following the Closing Date, all such liabilities and obligations arising out of this clause (d) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities; (e) except as otherwise provided for in this Agreement, any liabilities or obligations of such Asset Seller arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions this Agreement contemplates, including fees and expenses of such Asset Seller’s counsel; (f) such Asset Seller’s portion of the Shared Expenses;  (g) any obligations or liabilities for which such Asset Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to this Agreement and (h) any obligations or liabilities arising out of the employment of employees or provision of any compensation or benefits therefor by such Asset Seller or Affiliate of such Asset Seller.

“Rivercrest Capital” is defined in the preamble to this Agreement.

“SEC Documents” is defined in Section 6.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” is defined in the preamble to this Agreement.

“Seller Cap” means, with respect to a particular Seller, as of any given time of determination, such Seller’s Pro Rata Portion of the amount of the General Escrow Balance then outstanding.

“Seller Due Diligence Information” is defined in Section 6.20(b).

“Seller Entitlements” is defined in Section 2.11(a).

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 3.10, 3.14, 4.1, 4.2, 4.6, 4.7, 5.1, 5.3, 5.7 and 5.11.

“Seller Indebtedness” means all (a) outstanding Indebtedness for Borrowed Money of the Sellers or the Acquired Entity, including, with respect to Equity Seller, Indebtedness for Borrowed Money under the Prior Credit Agreement, if any, and (b) the Dollar value of any Liens that have been placed on the Acquired Assets and the Acquired Entity Assets in respect of outstanding Indebtedness for Borrowed Money, in each case contemporaneously with the Closing.

“Seller Indemnified Parties” is defined in Section 10.3(a).

“Seller Losses” is defined in Section 10.3(b).

“Seller Material Adverse Effect” means, with respect to any Seller, the Acquired Assets or the Acquired Entity, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of such assets, or such Person or its assets, in each case taken as a whole, or (ii) the performance of such Seller’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Acquired Assets or the Acquired Entity operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the Acquired Assets or the Acquired Entity Assets; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, the identity of Buyer Parties as purchasers of the Acquired Assets or the Acquired Equity Interests under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer Parties or with the written consent of Buyer Parties, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Sections 4.3 and 5.2); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Seller Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any Well associated with the Acquired Assets or the Acquired Entity; or (i) natural declines in Well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects the Acquired Assets or the Acquired Entity relative to other participants in the industries in which the Acquired Assets or the Acquired Entity participate.

“Seller Obligations” is defined in Section 2.11(a).

“Seller Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by the Sellers or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, other than the Shared Expenses.

“Shared Expenses” means the expenses identified as “Shared Expenses” on Schedule 1.1(c).

“Special Warranty of Title” is defined in Section 3.10.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Supermajority Interest” means at least three of the Sellers.

“Tax Representations” means the representations and warranties set forth in Sections 3.6, 5.7 and 6.11.

“Tax Returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Third Party” means any Person other than (a) a Seller or any of its Affiliates or (b) Buyer Parties or any of their Affiliates.

“Third Party Acquisition” is defined in Section 7.15(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means that the Asset Sellers’ or the Acquired Entity’s Net Royalty Acres in any Property and/or Net Revenue Interest in any Well is greater than that shown on Exhibit C-1 or Exhibit C-2, as applicable.

“Title Benefit Value” is defined in Section 2.5(e)(i).

“Title Claim Date” is defined in Section 2.5(d)(i)(A).

“Title Consultant” is defined in Section 2.5(d)(ii)(C).

“Title Defect” means any encumbrance or other defect, except for the Permitted Encumbrances, that causes the Asset Seller or the Acquired Entity to not have Defensible Title to a Company Oil and Gas Property as of the Closing Date.

“Title Defect Deductible” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Notice” is defined in Section 2.5(d)(i)(A).

“Title Defect Threshold” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Value” is defined in Section 2.5(d)(i)(D).

“Title Dispute” is defined in Section 2.5(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.5(d)(ii)(A).

“Transaction Documents” means the Registration Rights Agreement, the Escrow Agreement, the Asset Assignment, the Equity Assignment and the other agreements, documents, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Taxes” is defined in Section 7.8(b).

“Unadjusted Purchase Price” means, for each Seller, the Dollar value identified as “Unadjusted Purchase Price” as set forth on Exhibit A or Exhibit B (as applicable) hereto.

“United States” means the United States of America.

“VWAP” per Common Unit on any trading day shall mean the per Common Unit volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per Common Unit on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Seller for this purpose.

“Walk-Right Amounts” means the sum of the adjustments to the aggregate Unadjusted Purchase Price for all Sellers pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B).

“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the aggregate Unadjusted Purchase Price for all Sellers.

“Wells” means any and all Hydrocarbon wells described on Exhibit C-2.

1.2                               Rules of Construction.

(a)                                 All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)                                  The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)                                 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)                                  All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)                                   The terms “day” and “days” mean and refer to calendar day(s).

(g)                                  If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2
Purchase and Sale; Closing

2.1                               Purchase and Sale of Acquired Assets and Acquired Equity Interests; Assumption of Certain Liabilities.

(a)                                 Asset Contributions. Upon the terms and subject to the conditions set forth in this Agreement (including the Asset Assignments), at the Closing, each Asset Seller (A) shall sell, assign, transfer and convey to Opco (or its designee) all right, title and interest in and to the Acquired Assets held by such Asset Seller as set forth opposite such Asset Seller’s name on Exhibit A hereto, in each case free and clear of all Liens (other than Permitted Encumbrances), in exchange for (i) the issuance by Opco of a number of Opco Common Units, and (ii) the agreement by Opco (or its designee) to assume and pay (or cause to be assumed and paid) the Assumed Liabilities, and Opco (or its designee) shall receive, acquire and accept such Acquired Assets; and (B) shall transfer the Class B Contribution Amount of such Asset Seller to Buyer in exchange for the issuance by Buyer of the same number of Class B Units, in each case as set forth on Exhibit A hereto.

(b)                                 Equity Contributions. Upon the terms and subject to the conditions set forth in this Agreement (including the Equity Assignment), at the Closing, the Equity Seller (A) shall sell, assign, transfer and convey to Opco (or its designee) the Acquired Equity Interests free and clear of all Liens (other than restrictions under applicable federal and state securities Laws), in exchange for the issuance by Opco of a number of Opco Common Units; and (B) shall transfer the Class B Contribution Amount of the Equity Seller to Buyer in exchange for the issuance by Buyer of the same number of Class B Units, in each case as set forth on Exhibit B hereto.

(c)                                  Assumption of Certain Liabilities. In connection with the sale, assignment, transfer and conveyance of the Acquired Assets, at the Closing, Opco (or its designee) shall assume and agree to duly and timely pay, perform and discharge the Assumed Liabilities, to the full extent that an Asset Seller has been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge any such Assumed Liability; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Liabilities shall not increase the obligation of Opco (or its designee) or any of its Affiliates with respect to the Assumed Liabilities beyond that of the applicable Asset Seller, waive any valid defense that was available to such Asset Seller with respect to any Assumed Liabilities or enlarge the rights or remedies of any third party, if any, under any of the Assumed Liabilities. For the avoidance of doubt, neither Opco (or its designee) nor any of its Affiliates is hereby assuming, or shall be deemed to have assumed or otherwise bear any responsibility for, any other liability or obligation of any Asset Seller other than the Assumed Liabilities, and any such other liability or obligation shall be retained by the applicable Asset Seller.

2.2                               Adjustment of Purchase Price at Closing.

The Parties agree that, for purposes of calculating the number of Opco Common Units comprising each Seller’s Unadjusted Purchase Price, the Opco Common Units were valued at the Closing Per Unit Value. The Parties acknowledge and agree that each Seller’s Unadjusted Purchase Price was derived based on the aggregate Allocated Values of the Acquired Entity Assets as set forth on Exhibit C-1 and Exhibit C-2. At Closing, each Seller’s Unadjusted Purchase Price shall be adjusted as follows:

(a)                                 Each Seller’s Unadjusted Purchase Price shall be increased by the sum of the following (as applicable), without duplication:

(i)                                     solely with respect to the Acquired Entity, without limiting Section 2.2(b)(ii), the amount equal to the Cash Amount as of the Closing Date;

(ii)                                  solely with respect to the Acquired Entity, the amount equal to all Operating Expenses paid by the Equity Seller or the Acquired Entity that are solely attributable to the Acquired Entity or the Acquired Entity Assets from and after the Effective Time, whether paid before or after the Effective Time;

(iii)                               the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer Parties or the Acquired Entity attributable to the Acquired Assets or the Acquired Entity Assets (and not otherwise distributed to such Seller) and attributable to the period before the Effective Time (calculated in accordance with GAAP and without duplication of any amounts attributable to the Cash Amount, if applicable), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iv)                              the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 7.9(a) but paid or economically borne by such Seller; and

(v)                                 any other amount otherwise explicitly agreed upon in writing by Sellers and Buyer Parties, if any.

(b)                                 Each Seller’s Unadjusted Purchase Price shall be decreased by the sum of the following (as applicable), without duplication:

(i)                                     solely with respect to the Acquired Entity, the amount equal to all Operating Expenses paid by Buyer Parties or the Acquired Entity (to the extent the Acquired Entity has not paid such amounts prior to Closing) that are solely attributable to the Acquired Entity or the Acquired Entity Assets prior to the Effective Time, whether paid before or after the Effective Time;

(ii)                                  the amount equal to the revenues, income, proceeds, receipts and credits received by such Seller attributable to the Acquired Assets or the Acquired Entity Assets and attributable to the period on or after the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)                               the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.5(e));

(iv)                              the amount of all Asset Taxes allocable to such Seller pursuant to Section 7.9(a) but paid or economically borne by Buyer Parties; and

(v)                                 any other amount otherwise agreed upon in writing by Sellers and Buyer Parties, if any.

(c)                                  The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) for each Seller shall be referred to as such Seller’s “Purchase Price Adjustment.” Except with respect to the adjustments set forth in Section 2.2(b)(iii) (which shall adjust the number of Opco Common Units issuable by Opco), the net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) shall be payable by Buyer Parties or such Seller, as applicable, in cash by wire transfer of immediately available funds to the account designated by such applicable Party.  Each Seller’s Unadjusted Purchase Price as adjusted by the applicable Purchase Price Adjustment shall be referred to as such Seller’s “Adjusted Purchase Price.”

2.3                               Repayment of Seller Indebtedness; Payment of Transaction Expenses.

(a)                                 Subject to the terms of this Section 2.3(a), the Payoff Amounts, if any, shall be borne solely and entirely by the Equity Seller. At the Closing, the Equity Seller shall cause the applicable portion of the Payoff Amount, if any, to be paid to the applicable Persons pursuant to the terms of the Release Letters.

(b)                                 The Buyer Transaction Expenses shall be borne solely and entirely by Buyer Parties.

(c)                                  The Sellers agree that each Seller shall bear and pay its Pro Rata Portion of the Shared Expenses. Except as set forth in this Section 2.3(c), each Seller’s Seller Transaction Expenses shall be paid by such Seller.

2.4                               Closing Statement.

Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer Parties a statement (the “Closing Statement”) setting forth Sellers’ good faith estimate of each Seller’s Adjusted Purchase Price calculated pursuant to Section 2.2, which statement shall include in reasonable detail Equity Seller’s good faith estimate of the Cash Amount as of the Closing Date, the amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii) (as applicable), the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 7.9(a) but paid or economically borne by a Seller (if any), and the amount of all Asset Taxes allocable to a Seller pursuant to Section 7.9(a) but paid or economically borne by Buyer Parties (if any). If Buyer Parties dispute any item in the Closing Statement, Buyer Parties shall so notify Sellers within two (2) Business Days prior to the Closing Date and Sellers and Buyer Parties shall use their commercially reasonable efforts to agree on the Closing Statement; provided, that if Sellers and Buyer Parties are not able to agree on the Closing Statement prior to Closing, Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by Sellers will be used to adjust the applicable Unadjusted Purchase Price at Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.9.

2.5                               Title Review.

(a)                                 To allow Buyer Parties to conduct due diligence with respect to the Company Oil and Gas Properties, Sellers shall make the Records available in accordance with Section 7.3 to Buyer Parties, and Buyer Parties’ authorized Representatives, in a virtual data room and/or at such Seller’s election, at such Seller’s applicable office(s), at mutually agreeable times before Closing. With such Seller’s permission, Buyer Parties may photocopy the Records at their sole expense.

(b)                                 Preferential Rights and Consents to Assign.

(i)                                     Notices to Holders. As soon as reasonably practicable (and in any event, within ten (10) Business Days after (A) the Execution Date or (B) the date on which such Consents (other than Customary Post-Closing Consents) or Preferential Rights are uncovered during the course of Buyer Parties’ due diligence investigation with respect to the Company Oil and Gas Properties, as applicable), each Seller shall: (A) notify the holders of the Preferential Rights and Consents identified on Schedule 3.11 or Schedule 4.8 or the holders of any such additional Preferential Rights and Consents identified during the course of Buyer Parties’ due diligence investigation with respect to the Company Oil and Gas Properties, in each case as applicable to such Seller, that such Seller intends to transfer the Acquired Assets or Acquired Entity Assets, as applicable, to Buyer Parties; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the applicable Acquired Assets or Acquired Entity Assets to which they are entitled; (C) in the case of such Preferential Rights, request from the holders of such Preferential Rights a waiver of their right to purchase the affected Acquired Asset or Acquired Entity Asset; and (D) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Acquired Asset or Acquired Entity Asset to Buyer Parties.  Before Closing, each applicable Seller shall use commercially reasonable efforts to obtain all Consents (other than Customary Post-Closing Consents) and waivers of all Preferential Rights encumbering the conveyance of the Acquired Assets or Acquired Entity Assets; provided that (x) Buyer Parties shall deliver prompt written notice to the applicable Seller of any Consents or Preferential Rights uncovered during the course of Buyer Parties’ due diligence investigation, (y) any such Consents or Preferential Rights uncovered during the course of Buyer Parties’ due diligence investigation shall be deemed to have been included on Schedule 3.11 or Schedule 4.8, as applicable, as of the Execution Date, and (z) no Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers.

Before Closing, Seller shall notify Buyer Parties whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements.

(ii)                                  If any Preferential Rights are exercised prior to Closing, the portion of the Acquired Assets or Acquired Entity Assets burdened by the exercised Preferential Right shall be (A) retained by the applicable Asset Seller or (B) assigned by the Acquired Entity to the Equity Seller, and in each case shall be excluded from Closing, and the Unadjusted Purchase Price with respect to such Seller shall be reduced by the Allocated Value of the excluded portion of the Acquired Assets or Acquired Entity Assets. If a Seller is unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Acquired Asset or Acquired Entity Asset subject to such Preferential Right or Required Consent shall be (A) retained by such Asset Seller or (B) assigned by the Acquired Entity to the Equity Seller, and in each case shall be excluded from Closing, and the Unadjusted Purchase Price with respect to such Seller shall be reduced by the Allocated Value of such Acquired Asset or Acquired Entity Asset.

(iii)                               After Closing, such Seller shall use commercially reasonable efforts to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after Closing, and waivers of any un-waived Preferential Rights, and Buyer Parties shall provide commercially reasonable assistance to such Seller.  In the event after Closing but before the Final Settlement Date such Seller is able to obtain a Required Consent or waiver of a Preferential Right affecting an Acquired Asset or Acquired Entity Asset that was excluded from Closing pursuant to this Section 2.5(b), then within ten (10) days of Buyer Parties’ receipt of such Required Consent or waiver of Preferential Right such Seller shall convey the Acquired Asset or Acquired Entity Asset affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer Parties and such Seller, and Buyer Parties shall pay such Seller the amount by which the Unadjusted Purchase Price was reduced at Closing for such Acquired Asset or Acquired Entity Asset.  Any such payment made pursuant to this Section 2.5(b) shall be paid by the issuance of Opco Common Units (valuing such units at the greater of the Per Unit Value and the Closing Per Unit Value), as applicable.

(c)                                  General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of Title and the express representations and warranties set forth in Section 3.12 and Section 5.12, and without limiting Buyer Parties’ remedies for Title Defects set forth in this Section 2.5(c) and Section 2.5(d) (or Buyer Parties’ remedies for a Seller’s failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.5(b)(ii)), each Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to such Seller’s or the Acquired Entity’s title to any of the Company Oil and Gas Properties, and Buyer Parties hereby acknowledge and agree that they have not relied upon any such representation or warranty. Buyer Parties hereby acknowledge and agree that, without limiting Buyer Parties’ rights and remedies under Section 9.1(d), except for the express representations and warranties set forth in Section 3.12 and Section 5.12, Buyer Parties’ sole and exclusive remedy for (i) any failure by a Seller to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.5(b)(ii) shall be as set forth in Section 2.5(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Company Oil and Gas Properties or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.5(d) and (B) after the

Title Claim Date (subject to the limitations set forth in Section 10.1 and Section 10.6), shall be pursuant to the Special Warranty of Title, and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Company Oil and Gas Properties. Buyer Parties hereby expressly waive any and all other rights or remedies with respect thereto. Buyer Parties are not entitled to protection under the Special Warranty of Title for any matter reported by Buyer Parties under Section 2.5(d).

(d)                                 Title Defects.

(i)                                     Notice of Title Defects; Defect Adjustments.

(A)                               On or before ten (10) days before Closing (the “Title Claim Date”) Buyer Parties will notify the applicable Seller in writing of any Title Defect it discovers with respect to a Company Oil and Gas Property (each a, “Title Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty of Title), Buyer Parties shall be deemed to have waived, and Sellers shall have no liability for, title to any alleged Title Defect, that (i) Buyer Parties fail to assert by a Title Defect Notice delivered to a Seller on or before the Title Claim Date or (ii) for which Buyer Parties do not conduct title diligence prior to delivering a Title Defect Notice therefor to such Seller, which diligence is evidenced by documentation of the type described in clause (iv) of the following sentence, to the extent used in connection with Buyer Parties’ assessment of such alleged Title Defect. Such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect; (ii) the Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Defect(s); (iv) supporting documentation reasonably necessary for such Seller to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent available to Buyer Parties and used in connection with Buyer Parties’ assessment of such alleged Title Defect(s)); and (v) the alleged Title Defect Value of the affected Company Oil and Gas Property and the computations and information upon which Buyer Parties’ belief is based. To give such Seller an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer Parties’ right to assert Title Defects, Buyer Parties agree to use commercially reasonable efforts to give such Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer Parties during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer Parties’ right to assert Title Defects at any time not later the Title Claim Date.

(B)                               If any Title Defect affecting any Company Oil and Gas Property is properly asserted by Buyer Parties in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer Parties or cured on or before Closing, such applicable Seller may, for a period of ninety (90) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that such Seller in good faith believes can be cured during the Cure Period. The election by such Seller to seek to cure such Title Defect must be made by written notice delivered to Buyer Parties within three (3) Business Days prior to the Closing Date. Any Company Oil and Gas Properties for which such Seller has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”.

(C)                               At the Closing, the Acquired Entity shall retain, or Buyer Parties in the case of an Acquired Asset shall obtain, all right, title and interest in and to the Curable Properties. The adjustments to the applicable Seller’s Unadjusted Purchase Price under Section 2.2(b)(iii) will include the Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted by Buyer Parties in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer Parties or cured on or before Closing and Buyer Parties shall issue Opco Common Units and Class B Units equal to the Title Defect Value associated with such Curable Properties (valuing such units at the Closing Per Unit Value) to the Escrow Agent in accordance with Section 2.8(b). If a Seller cures such Title Defect during the Cure Period, then Buyer Parties and such Seller shall instruct the Escrow Agent to pay to such Seller the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property on account of such Title Defect at the end of the Cure Period to the extent such Title Defect is cured during the Cure Period. If a Title Defect burdening a Curable Property is not cured on or before the end of the Cure Period, then subject to Section 2.5(d)(i)(D)(5) and Section 2.5(d)(ii), Buyer Parties and such Seller shall instruct the Escrow Agent to pay to Buyer Parties the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property which was not cured on or before the end of the Cure Period.

(D)                               The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(1)                                 if Buyer Parties and such applicable Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

(2)                                 if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from such applicable Seller’s interest in the affected Company Oil and Gas Property;

(3)                                 if the Title Defect represents a discrepancy between the Asset Seller’s or the Acquired Entity’s actual Net Revenue Interest for a Well and the Net Revenue Interest set forth on Exhibit C-2 for such Well, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Well and (B) one (1), minus a fraction, the numerator of which is the Acquired Entity’s actual Net Revenue Interest for such Well and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit C-2;

(4)                                 if the Title Defect represents a discrepancy between the Asset Seller’s or the Acquired Entity’s actual Net Royalty Acres for a Property and the Net Royalty Acres set forth in Exhibit C-1 for such Property, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Property and (B) one (1) minus a fraction, the numerator of which is the Acquired Entity’s actual Net Royalty Acres in such Property and the denominator of which is the Net Royalty Acres set forth on Exhibit C-1 for such Property; and

(5)                                 notwithstanding anything to the contrary in this Section 2.5(d), Buyer Parties shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred thousand Dollars ($100,000) net to the Asset Seller’s or the Acquired Entity’s interest in the relevant Company Oil and Gas Property (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of such Seller’s Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of such Seller’s Unadjusted Purchase Price (the “Title Defect Deductible”).

(E)                                Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to each Seller’s Unadjusted Purchase Price attributable to the effects of all Title Defects, with respect to any Company Oil and Gas Property, shall not exceed the Allocated Value of such affected Company Oil and Gas Property.

(ii)                                  Title Defect Disputes.

(A)                               The applicable Seller and Buyer Parties shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii)

with respect to disputes over the adequacy of such Seller’s post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (i) on or prior to Closing or (ii) with respect to disputes over the adequacy of such Seller’s post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects, cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C) by providing notice to the other Party thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period, as applicable (the “Title Dispute”). If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 2.5(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)                               If a disputed Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, the Acquired Entity shall retain, or Buyer Parties in the case of an Acquired Asset shall obtain, all right, title and interest in and to the Company Oil and Gas Property affected by such Title Defect, Buyer Parties shall issue Opco Common Units and Class B Units equal to the Title Defect Value for such Company Oil and Gas Property (valuing such units at the Closing Per Unit Value) to the Escrow Agent in accordance with Section 2.8(b) and the adjustments to such Seller’s Unadjusted Purchase Price under Section 2.2(b)(iii) shall include such Title Defect Value.

(C)                               If a Party validly submits a Title Dispute Notice under Section 2.5(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.5(d)(ii)(C).

(1)                                 The Parties hereby agree that: (i) Dick Watt shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); (ii) if Dick Watt is unable or unwilling to serve as the Title Consultant, then Allen D. Cummings shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); provided, further, that if both Dick Watt and Allen D. Cummings are unable or unwilling to serve as the Title Consultant, then Jeff Weems shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); or (iii) if Dick Watt, Allen D. Cummings and Jeff Weems are unable or unwilling to serve as the Title Consultant, then the provisions of Section 2.5(d)(ii)(C)(2) applicable to the selection of the Title

Consultant shall apply mutatis mutandis to the selection of the Title Consultant.

(2)                                 The Title Consultant shall be a neutral third party title attorney with at least ten (10) years’ experience in oil and gas title opinions, as selected by Section 2.5(d)(ii)(C)(1). In the event that Section 2.5(d)(ii)(C)(1)(iii) is applicable, the Parties shall each select a third party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a Title Consultant within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer Parties have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of such applicable Seller and Buyer Parties shall present the Title Consultant with its claim notice or its response, as applicable, and (y) such Seller shall present the Title Consultant with all other supporting information that it desires, and Buyer Parties shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.5(d)(ii). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by either Party. The Title Consultant may not award damages, interest or penalties to either Party with respect to any matter. The applicable Seller and Buyer Parties shall each bear its own legal fees and other costs of presenting its case. The applicable Seller shall bear one-half (1/2) and Buyer Parties shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(e)                                  Title Benefits.

(i)                                     If a Seller discovers any Title Benefit on or before the Title Claim Date, such Seller may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer Parties, which shall include: (i) a detailed description of the alleged Title Benefit; (ii) the specific Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Benefit; (iv) supporting documentation reasonably necessary for Buyer Parties to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with such Seller’s assessment of such alleged Title Benefit); and (v) the alleged Title Benefit value of the affected Company Oil and Gas Property and the computations and information upon which such Seller’s belief is based. With respect to each Company Oil and Gas Property affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Company Oil and Gas Property caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.5(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer Parties and Seller shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.5(d)(ii)(C). The Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to such Seller’s Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values. For the avoidance of doubt, Title Benefit Value shall in no event increase a Seller’s Unadjusted Purchase Price.

(ii)                                  If Buyer Parties discover any Title Benefit on or before the Title Claim Date, Buyer Parties shall, as soon as practicable but in any case on or prior to the Title Claim Date, deliver to such applicable Seller a notice meeting the requirements of Section 2.5(e)(i).

(f)                                   In the event a Party notifies the other Parties of the intention to terminate this Agreement in accordance with Section 9.1(e), Sellers or Buyer Parties may, prior to giving effect to Section 9.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.5(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(b)(iii) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer Parties in good faith would, when taken together with all other adjustments pursuant to Section 2.2(b)(iii) for finally determined Title Defect Values and all other adjustments pursuant to Section 2.2(b)(iii), trigger the termination right under Section 9.1(e). For the avoidance of doubt, if a Seller or Buyer Parties elect to submit to the Title Consultant in accordance with this Section 2.5(f), such Party may not terminate this Agreement pursuant to Section 9.1(e) until final resolution of such arbitration unless the termination right under Section 9.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Company Oil and Gas Property pursuant to Section 2.5(b) or Section 2.5(d).

(g)                                  Acceptance of Title Condition. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER PARTIES REPRESENT AND WARRANT THAT THEY HAVE BEEN PROVIDED THE OPPORTUNITY TO CONFIRM THE ACQUIRED ENTITY’S AND EACH ASSET SELLER’S DEFENSIBLE TITLE TO THE APPLICABLE COMPANY OIL AND GAS PROPERTIES AND UPON CLOSING, BUYER WILL ACCEPT THE COMPANY OIL AND GAS PROPERTIES AT CLOSING IN THE PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLERS HAVE MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ACQUIRED ASSETS, THE ACQUIRED ENTITY OR THE ACQUIRED ENTITY ASSETS FURNISHED BY OR ON BEHALF OF ANY SELLER OR TO BE FURNISHED TO BUYER PARTIES OR THEIR REPRESENTATIVES, INCLUDING SELLERS’ INTERNAL APPRAISALS AND INTERPRETIVE DATA.

2.6                               Closing Payment and Transfer.

(a)                                 At Closing, Buyer Parties shall deliver or cause to be delivered to the Sellers such Opco Common Units and Class B Units equal to the Unadjusted Purchase Price (as adjusted for the adjustments set forth in Section 2.2(b)(iii) and in accordance with Sections 2.1(a) and 2.1(b)) minus the Indemnity Escrow Units, which Indemnity Escrow Units shall be delivered and held pursuant to Section 2.8(a) and the Escrow Agreement. In addition, Buyer Parties or the applicable Seller (as applicable) shall pay to the other applicable Party, in cash by wire transfer of immediately available funds to the account designated by such applicable Party, the net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) (other than the amount set forth in Section 2.2(b)(iii)).

(b)                                 At the Closing, each Asset Seller shall deliver to Buyer Parties:

(i)                                     Assignments evidencing the transfer, assignment and conveyance of each Asset Seller’s right, title and interest in the Acquired Assets substantially in the form attached as Exhibit E hereto, duly and validly executed by the applicable Asset Seller (the “Asset Assignments”);

(ii)                                  Executed and acknowledged recordable releases or releases in a form reasonably acceptable to Buyer Parties, in sufficient counterparts for recording in all applicable jurisdictions, of Liens, in each case, securing Seller Indebtedness, if any, and affecting the Acquired Assets; and

(iii)                               Such Asset Seller’s Class B Contribution Amount.

(c)                                  At the Closing, the Equity Seller shall deliver to Buyer Parties:

(i)                                     An assignment transferring the Acquired Equity Interests, substantially in the form attached hereto as Exhibit F, duly and validly executed by the Equity Seller (the “Equity Assignment”);

(ii)                                  A mutual release of any and all claims between the Acquired Entity, on the one hand, and Equity Seller (on its behalf and on behalf of its Affiliates other than the Acquired Entity) and each officer and director thereof, on the other hand;

(iii)                               Executed and acknowledged recordable releases or releases in a form reasonably acceptable to Buyer Parties, in sufficient counterparts for recording in all applicable jurisdictions, of Liens, in each case, securing Seller Indebtedness, if any, and affecting the Acquired Entity Assets;

(iv)                              Written resignations of the directors and officers of the Acquired Entity that are identified on Schedule 2.6(b), effective prior to or concurrently with the Closing; and

(v)                                 The Equity Seller’s Class B Contribution Amount.

(d)                                 At the Closing, each Seller shall deliver to Buyer Parties:

(i)                                     A certificate meeting the requirements of U.S. Treasury Regulation Section 1.1445-2(b)(2) providing that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to Buyer Parties, dated as of the Closing Date and duly executed by Sellers;

(ii)                                  A certificate dated as of the Closing Date duly executed by an officer of each Seller regarding the satisfaction of the conditions set forth in Sections 8.1(a), 8.1(b), and 8.1(f) substantially in the form attached hereto as Exhibit G;

(iii)                               The Registration Rights Agreement substantially in the form attached hereto as Exhibit I (the “Registration Rights Agreement”) duly executed by an officer of each Seller party thereto;

(iv)                              The Escrow Agreement duly executed by an officer of each Seller party thereto; and

(v)                                 Such other documents, instruments and writings as may be reasonably required to be delivered by Sellers to Buyer Parties at Closing to effect the transactions contemplated by this Agreement.

(e)                                  At the Closing, Buyer Parties shall deliver to Sellers:

(i)                                     A certificate dated as of the Closing Date duly executed by an officer of each Buyer Party regarding the satisfaction of the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(e), substantially in the form attached hereto as Exhibit H;

(ii)                                  The Registration Rights Agreement duly executed by an officer of Buyer;

(iii)                               The Escrow Agreement duly executed by an officer of each Buyer Party; and

(iv)                              Such other documents, instruments and writings as may be reasonably required to be delivered by Buyer Parties to Sellers at Closing to effect the transactions contemplated by this Agreement.

2.7                               Closing.

Subject to Section 9.1, the closing of the sale and transfer of the  Acquired Assets and the Acquired Equity Interests to Buyer Parties as contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana St., Houston, Texas 77002, on the date that is the later of (a) thirty (30) days from the Execution Date and (b) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 8.1 and Section 8.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction at the Closing), or such other date as Buyer Parties and Sellers may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.8                         Escrow.

(a)                                 At Closing, Buyer Parties will deposit into the General Escrow Account the Indemnity Escrow Units pursuant to the Escrow Agreement. The Indemnity Escrow Units to be deposited into the General Escrow Account will be issued in the names of the applicable Sellers, whether in book-entry or certificated form.

(b)                                 At Closing, Buyer Parties will deposit into the General Escrow Account any Title Defect Value related to Curable Properties and disputed Title Defects or disputed Title Defect Values, pursuant to the Escrow Agreement. No later than five (5) Business Days following the resolution (including by resolution of the applicable Parties) of the cure of any Title Defects affecting the Curable Properties pursuant to Section 2.5(d)(i)(B), Buyer Parties and such applicable Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the General Escrow Account to such Seller, the Title Defect Value with respect to such Curable Properties to the extent such Title Defect is cured during the Cure Period. No later than five (5) Business Days following the resolution (including by resolution of the applicable Parties) of any disputed Title Defect or Title Defect Value pursuant to Section 2.5(d)(ii)(C), as applicable, Buyer Parties and such applicable Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the General Escrow Account the amounts so determined to be owed to either Party with respect to such disputed matter. Only upon final resolution of all matters for which funds were deposited into the General Escrow Account as a result of Title Defects, and the release to such applicable Seller of all such amounts due to such Seller from the General Escrow Account, then, such Seller and Buyer Parties shall execute a Joint Instruction Letter instructing the Escrow Agent to release from the General Escrow Account the then-remaining Title Defect Value(s), including any attributable to a Curable Property which was not cured on or prior to the end of the Cure Period, if any, to Buyer Parties.

(c)                                  Releases of any portion of the General Escrow Balance shall be made only in accordance with (i) written instructions that are jointly signed by the applicable Seller and Buyer Parties, which instructions shall be in a form that complies with the requirements of the Escrow

Agreement (a “Joint Instruction Letter”), (ii) requirements in the Escrow Agreement relating to a Final Determination (as defined in the Escrow Agreement), and, in each case, Article 10, and shall specify the amount of the General Escrow Balance to be released from the General Escrow Account and the Person or Persons to whom such General Escrow Balance shall be released.

(d)                                 In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern. If any Party receives a release of any General Escrow Balance pursuant to the Escrow Agreement to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Party is entitled to such General Escrow Balance at that time, transfer such General Escrow Balance to such other Party, or (ii) if no other Party is entitled to such General Escrow Balance at that time, deposit such General Escrow Balance with the Escrow Agent to be held and released pursuant to the Escrow Agreement.

2.9                               Post-Closing Adjustment.

(a)                                 Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer Parties shall prepare and deliver to Sellers a revised Closing Statement setting forth its assessment of (i) the final amounts described in Sections 2.2(a) and 2.2(b), in each case as of or on the Closing Date, as applicable, (ii) the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 7.9(a) but paid or economically borne by a Seller (if any), (iii) the amount of all Asset Taxes allocable to a Seller pursuant to Section 7.9(a) but paid or economically borne by Buyer Parties (if any) and (iv) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer Parties. Buyer Parties shall provide to Sellers such data and information as Sellers may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer Parties’ personnel, including internal accountants, during normal business hours) to permit each Seller to perform or cause to be performed an audit of the revised Closing Statement, at such Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Sellers unless a Seller gives Notice of its disagreement (“Notice of Disagreement”) with respect to such Seller’s Adjusted Purchase Price, to Buyer Parties prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.5.  For the avoidance of doubt, the Closing Statement shall become final and binding upon any Seller that does not give a Notice of Disagreement even if another Seller gives a Notice of Disagreement.  Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer Parties by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.9(b) below) shall become final and binding on the Buyer Parties and the applicable Seller on, and the Final Settlement Date shall be, the earlier of (i) the date upon which such Seller and Buyer Parties agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement (as hereinafter defined) is issued by the Independent Accountant (as hereinafter defined).

(b)                                 Final Closing Statement. During the thirty (30) days following the date upon which Buyer Parties receive a Notice of Disagreement, the applicable Seller and Buyer Parties shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer Parties and such Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then such Seller and Buyer Parties shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer Parties and such Seller shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.9(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either such Seller or Buyer Parties or less than the smallest value for such item claimed by such Seller or Buyer Parties in their respective calculations delivered pursuant to Section 2.9(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Purchase Price Adjustment and the Adjusted Purchase Price as determined by the Independent Accountant pursuant to this Section 2.9. The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.9 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.9(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer Parties’ independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer Parties and the fees and disbursements of such Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by such Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Buyer Parties and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant, the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.9(b).

(c)                                  Final Settlement. If a Seller’s Adjusted Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4 exceeds such Seller’s Adjusted Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then such Seller shall pay Buyer Parties such excess amount in cash, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). If a Seller’s Adjusted Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds such Seller’s Adjusted Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4, then Buyer Parties shall pay such Seller such excess amount in cash, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d).  Any adjustments to the Adjusted Purchase Price made pursuant to this Section 2.9(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)                                 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.10                        Purchase Price Allocation; Tax Treatment.

(a)                                 Each Seller shall prepare and deliver to Buyer Parties, within sixty (60) days after the Final Settlement Date, an allocation of the Unadjusted Purchase Price of such Seller, the assumed obligations and any other items that are treated as consideration of such Seller for U.S. federal Income Tax purposes among the Acquired Assets or Acquired Entity Assets of such Seller, as applicable, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer Parties shall have twenty (20) days from the receipt of any Allocation or any update thereto to review and comment on the Allocation. If Buyer Parties dispute any items in any proposed Allocation, the applicable Seller and Buyer Parties shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Buyer Parties. If such Seller and Buyer Parties are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.9(b). Once Buyer and any Seller agree to the Allocation or the Allocation is determined by the Independent Accountant, as applicable, such Seller and Buyer Parties shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Unadjusted Purchase Price) in all Tax Returns, including IRS Form 8594, which such Seller and Buyer Parties shall timely file with the IRS, and neither such Seller nor Buyer Parties shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

(b)                                 Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the federal Income Tax provisions referenced in this Section 2.10(b)), each Seller and Buyer Parties agree that (A) each Asset Seller shall be treated as transferring the Acquired Assets of such Asset Seller and any Purchase Price Adjustment due from such Asset Seller to Opco in exchange for Opco Common Units and any Purchase Price Adjustment due to such Asset Seller and (B) the Equity Seller shall be treated as transferring the Acquired Entity Assets and any Purchase Price Adjustment due from the Equity Seller to Opco in exchange for  Opco Common Units and any Purchase Price Adjustment due to the Equity Seller, which, in each case, shall be treated (a) as a contribution described in Section 721 of the Code, with respect to the Opco Common Units and any other consideration that the Buyer Parties and Sellers mutually determine in good faith qualifies for exceptions to the “disguised sale” rules under Section 707 of the Code and its implementing regulations (the “Contribution”) and (b) otherwise, as a taxable sale under Section 707(a) of the Code and its implementing Treasury Regulations. Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the federal Income Tax provisions referenced in this Section 2.10(b)), each Seller and Buyer Parties agree that each Seller shall be treated as transferring the Class B Contribution Amount of such Seller to Buyer in exchange for Class B Units.  Except as otherwise required by applicable Law, each of Sellers and Buyer Parties shall, and shall cause each of their Affiliates to (y) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (z) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by a final determination as defined in Section 1313 of the Code.

(c)                                  Differences between the fair market value and the basis of the Acquired Assets allocable to the Contributions shall be taken into account by Opco in the manner required by Section 704(c) of the Code. The method to be used under Treas. Reg. 1.704-3 shall be determined by Buyer Parties. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Contribution and the assets allocable thereto shall be made in the discretion of the Buyer Parties in a manner consistent with the Opco Agreement.

2.11                        Payments.

(a)                                 Buyer Parties shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Acquired Assets and Acquired Entity Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Entity or attributable to the Acquired Asset and Acquired Entity Assets from and after the Effective Time (the “Buyer Obligations”). For a period of twelve (12) months from and after Closing, each Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from its Acquired Assets or the Acquired Entity Assets, as applicable, prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Entity or attributable to its Acquired Assets and Acquired Entity Assets, as applicable, prior to the Effective Time (the “Seller Obligations”).

(b)                                 Without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) a Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, such Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer Parties or their designated Affiliate; and (ii) a Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, such Seller shall send such requests for payment to Buyer Parties and Buyer Parties shall promptly remit, or cause the Acquired Entity to promptly remit, payment for such request to such Third Party.

(c)                                  For a period of twelve (12) months from and after Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Buyer Parties or any of their Affiliates (including the Acquired Entity) receive any payment with respect to the Seller Entitlements, Buyer Parties shall, or shall cause its applicable Affiliates to, promptly remit such payment to the applicable Seller or its designated Affiliate; and (ii) Buyer Parties receive any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer Parties shall send such requests for payment to the applicable Seller and such Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

ARTICLE 3
Representations and Warranties Relating to Asset Sellers

Each Asset Seller, severally and not jointly, hereby represents and warrants to Buyer Parties the following:

3.1                               Organization.

Such Asset Seller is a non-profit corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own the Acquired Assets owned by such Asset Seller, as applicable, and to conduct its business as it is now being conducted. Such Asset Seller is duly licensed or qualified in each jurisdiction in which the ownership of the Acquired Assets owned by such Asset Seller or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Such Asset Seller has made available to Buyer Parties complete and correct copies of all of its Organizational Documents, including any amendments thereto, and such Organizational Documents are in full force and effect.

3.2                               Authorization; Enforceability.

Such Asset Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Asset Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction

Documents to which such Asset Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of such Asset Seller, and no other proceeding on the part of such Asset Seller is necessary to authorize this Agreement and the other Transaction Documents to which Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Asset Seller, and this Agreement constitutes a valid and binding obligation of such Asset Seller, enforceable against such Asset Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which such Asset Seller is a party has been or shall be duly and validly executed and delivered by such Asset Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of such Asset Seller, enforceable against such Asset Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3                               No Conflict; Consents.

Except (i) as set forth in Schedule 3.3 or (ii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, the execution, delivery and performance by such Asset Seller of this Agreement and the other Transaction Documents to which such Asset Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to such Asset Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)                                 conflict with or violate any Organizational Document of such Asset Seller;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any Acquired Asset of such Asset Seller, in each case under the terms, conditions or provisions of any Contract or Lease to which such Asset Seller is a party or by which such Asset Seller or the Acquired Assets of such Asset Seller may be bound.

3.4                               Litigation.

Except as set forth in Schedule 3.4, as of the Execution Date, there are no Proceedings pending or, to the Knowledge of such Asset Seller, threatened, in which such Asset Seller is or may be a party affecting the execution and delivery by such Asset Seller of this Agreement or the other Transaction Documents to which such Asset Seller is a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.4, as of the Execution Date, no Acquired Asset (a) is subject to any outstanding Order, (b) is the subject of a Proceeding or (c) to the Knowledge of such Asset Seller, has been threatened in writing with any Proceeding.

3.5                               Financial Statements.

(a)                                 Schedule 3.5(a) sets forth true and complete copies of the statements of revenues and direct operating expenses pertaining to the Acquired Assets of such Asset Seller, including all notes and schedules thereto, for the periods described therein (the “Asset Statements”). Except as set forth on Schedule 3.5(a), such Asset Statements have been prepared from the books and records of such Asset Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinions related thereto, to the extent applicable to the relevant Asset Statement) and present fairly in accordance with GAAP, in all material respects, the revenues and direct operating expenses pertaining to such Acquired Assets for the periods described therein.

(b)                                 Since December 31, 2017, such Asset Seller has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.6                               Taxes.

(a)                                 (i) All material Tax Returns required to be filed by such Asset Seller with respect to the Acquired Assets of such Asset Seller prior to the Execution Date have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by such Asset Seller with respect to the Acquired Assets of such Asset Seller prior to the Execution Date, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Assets of such Asset Seller that arose in connection with any failure by such Asset Seller to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Assets of such Asset Seller that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to the Acquired Assets of such Asset Seller.

(d)                                 No claim has ever been made against such Asset Seller by a taxing authority in a jurisdiction where such Asset Seller does not file Tax Returns with respect to any Acquired

Assets of such Asset Seller that such Asset Seller or such Acquired Assets are or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Assets of such Asset Seller.

(f)                                   None of the Acquired Assets of such Asset Seller is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(g)                                  Such Asset Seller either (A) is not and will not become, for U.S. federal income tax purposes, a partnership, Subchapter S corporation, grantor trust, or any entity that is disregarded as separate from any of the foregoing (each such entity, a “Flow-Through Entity”) or (B) if such Asset Seller is or becomes a Flow-Through Entity, then it is not and will not be a principal purpose of the arrangement involving the Flow-Through Entity’s beneficial interest in any partnership interest in Opco to permit any entity to satisfy the 100-partner limitation of Treasury Regulation section 1.7704-1(h)(1)(ii).

3.7                               Contracts.

(a)                                 As of the Execution Date, Schedule 3.7(a) includes a list of each Asset Seller Material Contract. “Asset Seller Material Contract” means any of the following Contracts to which such Asset Seller is a party by which it is bound in connection with the Acquired Assets or by which any of its respective Acquired Assets are bound or subject:

(i)                                     Contracts involving obligations of, or payments to or from, such Asset Seller after the Execution Date, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)                                  Contracts restricting, in any material respect, such Asset Seller from freely engaging in any business or competing anywhere;

(iii)                               Contracts evidencing Indebtedness for Borrowed Money;

(iv)                              Contracts guaranteeing any obligation of another Person;

(v)                                 Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Acquired Assets of such Asset Seller;

(vi)                              Contracts for any Hedging Transactions that will remain outstanding after Closing;

(vii)                           Any agreement of indemnification, surety or guarantee by such Asset Seller on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person; and

(viii)                        Contracts to sell, exchange or otherwise dispose of all or any part of the Acquired Assets on or after the Effective Time.

(b)                                 Each Asset Seller Material Contract constitutes the legal, valid and binding obligation of such Asset Seller, on the one hand, and, to the Knowledge of such Asset Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Such Asset Seller is not in material breach or default of its obligations under any of the Asset Seller Material Contracts. To the Knowledge of such Asset Seller, (i) no material breach or material default by any Third Party exists under any Asset Seller Material Contract and (ii) no counterparty to any Asset Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Asset Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Asset Seller Material Contracts and all amendments thereto have been made available to Buyer Parties.

3.8                               Environmental Matters.

(a)                                 To such Asset Seller’s Knowledge, the operations of such Asset Seller in respect of its respective Acquired Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To such Asset Seller’s Knowledge, there are no environmental conditions that would reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against any of its respective Acquired Assets or related to such Asset Seller’s ownership of its respective Acquired Assets under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  Neither such Asset Seller nor its respective Acquired Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 Neither such Asset Seller nor its respective Acquired Assets are subject to any pending, or to the Knowledge of such Asset Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by such Asset Seller or its respective Acquired Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to such Asset Seller’s Knowledge are valid and currently in effect, and to such Asset Seller’s Knowledge, such Asset Seller and its respective Acquired Assets are in material compliance with such authorizations.

(f)                                   To such Asset Seller’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any of its respective Acquired Assets, that with notice or the passage of time or both, would reasonably be expected to result in a material liability pursuant to Environmental Law.

3.9                               Compliance with Laws.

To such Asset Seller’s Knowledge, such Asset Seller is, and has been for the period of such Asset Seller’s applicable ownership of its respective Acquired Assets, in compliance in all material respects with all applicable Laws. Such Asset Seller has not received a written notice of a material violation of any Law that is applicable to its respective Acquired Assets and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 3.9 (or any other provision of this Agreement) to the contrary, Section 3.6 and Section 3.8 shall be such Asset Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and such Asset Seller makes no other representations or warranties with respect to such matters, including under this Section 3.9.

3.10                        Special Warranty.

Except for Permitted Encumbrances, such Asset Seller represents and warrants that such Asset Seller owns Defensible Title to its respective Acquired Assets solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under such Asset Seller or any of its respective Affiliates, but not otherwise (the representation set forth in this Section 3.10, together with the representation set forth in Section 5.11, the “Special Warranty of Title”); provided that in no event shall the Special Warranty of Title extend to any matter reported by Buyer Parties under Section 2.5(d).

3.11                        Consents and Preferential Rights.

Except for Customary Post-Closing Consents or as set forth on Schedule 3.11, (a) there are no Consents that are required to be obtained, made or complied with in connection with the sale of the Acquired Assets by the applicable Asset Seller and (b) there are no Preferential Rights applicable to the sale of the Acquired Assets by the applicable Asset Seller.

3.12                        No Cost-Bearing Interests.

The Acquired Assets of such Asset Seller do not include any unleased mineral interest where such Asset Seller has agreed to, or Buyer Parties will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Acquired Assets of such Asset Seller have been forcepooled under applicable Law and such Asset Seller’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against such Asset Seller’s share of the proceeds of production attributable to such pooled unit.

3.13                        Bankruptcy.

There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to such Asset Seller’s Knowledge, threatened against such Asset Seller.

3.14                        Brokers’ Fees.

Neither such Asset Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer Parties will have any responsibility whatsoever.

3.15                        Securities Law Compliance.

(a)                                 Such Asset Seller is an accredited investor as defined in Regulation D under the Securities Act. Such Asset Seller (A) is acquiring the Opco Common Units and the Class B Units for its own account and not with a view to distribution, (B) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Opco Common Units and the Class B Units and is able financially to bear the risks thereof, and (C) understands that the Opco Common Units and the Class B Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Opco Common Units and the Class B Units may be resold without registration under such Laws only in certain limited circumstances.

(b)                                 Such Asset Seller has experience in analyzing and investing in companies similar to each Buyer Party and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(c)                                  To the extent necessary, such Asset Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters.

(d)                                 Such Asset Seller has had an opportunity to discuss the Buyer Parties’ business, management and financial affairs with the members of the Buyer Parties’ management and has had an opportunity to ask questions of the officers and other representatives of the Buyer Parties, which questions were answered to its satisfaction.

3.16                        ASSET SELLERS’ INDEPENDENT INVESTIGATION; DISCLAIMER.

SUCH ASSET SELLER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE BUYER PARTIES, AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE BUYER PARTIES. SUCH ASSET SELLER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, SUCH ASSET SELLER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, AND SUCH ASSET SELLER:

(a)                                 ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)                                 ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, NONE OF THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO SUCH ASSET SELLER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO SUCH ASSET SELLER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO SUCH ASSET SELLER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “BUYER PARTY DUE DILIGENCE INFORMATION”). SUCH ASSET SELLER HAS NOT RELIED ON THE BUYER PARTY DUE DILIGENCE INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND THE BUYER PARTIES AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH BUYER PARTY DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)                                  ACKNOWLEDGES AND AGREES THAT (i) THE BUYER PARTY DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND SUCH ASSET SELLER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES SET FORTH HEREIN, SUCH ASSET SELLER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY

USE OF OR RELIANCE BY SUCH ASSET SELLER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE 4
Representations and Warranties Relating to Equity Seller

Equity Seller hereby represents and warrants to Buyer Parties the following:

4.1                               Organization.

Equity Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted.

4.2                               Authorization; Enforceability.

Equity Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Equity Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Equity Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of Equity Seller, and no other proceeding on the part of Equity Seller is necessary to authorize this Agreement and the other Transaction Documents to which Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Equity Seller, and this Agreement constitutes a valid and binding obligation of Equity Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Equity Seller is a party has been or shall be duly and validly executed and delivered by Equity Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Equity Seller, enforceable against Equity Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3                               No Conflict; Consents.

Except (i) as set forth in Schedule 4.3 or (ii) with respect to clauses (a) and (c) below, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, the execution, delivery and performance by Equity Seller of this Agreement and the other Transaction Documents to which Equity Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to Equity Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)                                 conflict with or violate any Organizational Document of Equity Seller; or

(c)                                  conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Equity Interests, in each case under the terms, conditions or provisions of any Contract to which Equity Seller is a party or by which Equity Seller may be bound.

4.4                               Consents.

Except for the Customary Post-Closing Consents, no material consent, approval or authorization of, or designation or filing with, any Governmental Authority or any other Person is required on the part of Equity Seller or the Acquired Entity in connection with the valid execution and delivery of this Agreement or the Transaction Documents to which Equity Seller is a party or the consummation of transactions contemplated hereby or thereby.

4.5                               Litigation.

As of the Execution Date, there are no Proceedings pending or, to the Knowledge of Equity Seller, threatened, in which Equity Seller is or may be a party affecting the execution and delivery by Equity Seller of this Agreement or the other Transaction Documents to which Equity Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.6                               Ownership of Acquired Equity Interests.

(a)                                 Equity Seller holds of record and owns beneficially, and has good and valid title to, the Acquired Equity Interests, free and clear of all Liens (other than (i) Liens arising under the Prior Credit Agreement (all of which will be released at or prior to Closing) and (ii) restrictions on transfer arising under state and federal securities Laws), and upon consummation of the transactions contemplated hereby Buyer Parties will acquire good and valid title to the Acquired Equity Interests.

(b)                                 Neither Equity Seller nor any of its Affiliates is a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that would require Equity Seller to sell, transfer, provide notice to a Person or otherwise dispose of the Acquired Equity Interests. Neither Equity Seller nor any of its Affiliates is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Equity Interests.

4.7                               Brokers’ Fees.

Neither Equity Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer Parties or, following the Closing, the Acquired Entity will have any responsibility whatsoever.

4.8                               Consents and Preferential Rights.

Except for Customary Post-Closing Consents or as set forth on Schedule 4.8, (a) there are no Consents that are required to be obtained, made or complied with in connection with the sale of the Acquired Equity Interests by the Equity Seller and (b) there are no Preferential Rights applicable to the sale of the Acquired Equity Interests by the Equity Seller.

4.9                               Securities Law Compliance.

(a)                                 Equity Seller is an accredited investor as defined in Regulation D under the Securities Act. Equity Seller (A) is acquiring the Opco Common Units and the Class B Units for its own account and not with a view to distribution, (B) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Opco Common Units and the Class B Units and is able financially to bear the risks thereof, and (C) understands that the Opco Common Units and the Class B Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Opco Common Units and the Class B Units may be resold without registration under such Laws only in certain limited circumstances.

(b)                                 Equity Seller has experience in analyzing and investing in companies similar to Buyer Parties and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(c)                                  To the extent necessary, Equity Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters.

(d)                                 Equity Seller has had an opportunity to discuss the Buyer Parties’ business, management and financial affairs with the members of the Buyer Parties’ management and has had an opportunity to ask questions of the officers and other representatives of Buyer Parties, which questions were answered to its satisfaction.

4.10                        EQUITY SELLER’S INDEPENDENT INVESTIGATION; DISCLAIMER.

EQUITY SELLER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE BUYER PARTIES, AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE BUYER PARTIES. EQUITY SELLER (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, EQUITY SELLER HAS RELIED UPON ITS OWN

INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, AND EQUITY SELLER:

(a)                                 ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)                                 ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, NONE OF THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF BUYER PARTY DUE DILIGENCE INFORMATION. EQUITY SELLER HAS NOT RELIED ON THE BUYER DUE DILIGENCE INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND THE BUYER PARTIES AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH BUYER PARTY DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)                                  ACKNOWLEDGES AND AGREES THAT (i) THE BUYER PARTY DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND EQUITY SELLER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES SET FORTH HEREIN, EQUITY SELLER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY EQUITY SELLER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE 5
Representations and Warranties Relating to the Acquired Entity

Equity Seller hereby represents and warrants to Buyer Parties the following:

5.1                               Organization.

The Acquired Entity is a limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own the Acquired Entity Assets and to conduct its business as it is now being conducted. The Acquired Entity is duly licensed or qualified in each jurisdiction in which the ownership of the Acquired Entity Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Equity Seller has made available to Buyer Parties complete and correct copies of the Organizational Documents of the Acquired Entity, including any amendments thereto, and such Organizational Documents are in full force and effect.

5.2                               No Conflict; Consents.

The Acquired Entity is in material compliance with the terms and conditions of its Organizational Documents. Except (i) as set forth in Schedule 5.2 or (ii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, the execution, delivery and performance by Equity Seller of this Agreement and the other Transaction Documents to which Equity Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to the Acquired Entity or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)                                 conflict with or violate the Organizational Documents of the Acquired Entity;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any assets of the Acquired Entity, in each case under the terms, conditions or provisions of any Contract or Lease to which the Acquired Entity is a party or by which the Acquired Entity or the Acquired Entity Assets may be bound.

5.3                               Capitalization.

(a)                                 The Acquired Equity Interests constitute all of the issued and outstanding equity interests of the Acquired Entity. Equity Seller is the sole member of the Acquired Entity. The Acquired Equity Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Acquired Equity Interests were issued in compliance with applicable Laws.

(b)                                 There are no (i) outstanding membership interests or other equity interests of the Acquired Entity, other than the Acquired Equity Interests, (ii) outstanding securities of the Acquired Entity convertible into, exchangeable or exercisable for membership interests or other equity interests of the Acquired Entity, (iii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from the Acquired Entity, or obligations of the Acquired Entity to issue or sell, any membership or other equity interests or other securities, including securities convertible into or exchangeable for membership or other equity interests or other securities of such entity, (iv) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to the Acquired Entity, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of the Acquired Equity Interests on any matter or (vi) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the Acquired Equity Interests. The Acquired Equity Interests are not certificated.

(c)                                  The Acquired Entity does not own, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person. The Acquired Entity does not have a joint venture or other similar interests in any Person or obligations, whether contingent or otherwise, to consummate any material investment in any Person.

5.4                               Litigation.

Except as set forth on Schedule 5.4, as of the Execution Date, neither the Acquired Entity nor the Acquired Entity Assets (a) is subject to any outstanding Order, (b) is a party or subject to a Proceeding or (c) to the Knowledge of Equity Seller, has been threatened in writing with any Proceeding.

5.5                               Financial Statements.

(a)                                 Schedule 5.5 sets forth true and complete copies of the statements of revenues and direct operating expenses pertaining to the Acquired Entity, including all notes and schedules thereto, for the periods described therein (the “Entity Statements”). Except as set forth on Schedule 5.5(a), such Entity Statements have been prepared from the books and records of such Equity Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes related thereto) and present fairly in accordance with GAAP, in all material respects, the revenues and direct operating expenses of such Acquired Entity for the periods described therein.

(b)                                 Since December 31, 2017, the Acquired Entity has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

5.6                               Absence of Certain Changes.

Since December 31, 2017, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect and (b) except as set forth in Schedule 5.6, no Acquired Entity has taken or permitted to occur any of the actions referred to in Section 7.1(b).

5.7                               Taxes.

(a)                                 (i) All material Tax Returns required to be filed by the Acquired Entity or with respect to the Acquired Entity Assets prior to the Execution Date have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by the Acquired Entity or with respect to the Acquired Entity Assets prior to the Execution Date, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Equity Interests or Acquired Entity Assets that arose in connection with any failure by the Acquired Entity to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Equity Interests, the Acquired Entity or the Acquired Entity Assets that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Acquired Entity.

(d)                                 No claim has ever been made against the Acquired Entity by a taxing authority in a jurisdiction where the Acquired Entity does not file Tax Returns that the Acquired Entity is or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Entity or the Acquired Entity Assets.

(f)                                   At all times since its formation through the Execution Date, the Acquired Entity has been treated as an entity disregarded from its sole owner for U.S. federal Income Tax purposes and for purposes of any applicable state and local Income Taxes that follow the U.S. federal Income Tax treatment of disregarded entities.

(g)                                  Other than the limited liability company agreement of the Equity Seller, none of the Acquired Entity Assets is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(h)                                 Equity Seller either (A) is not and will not become, for U.S. federal income tax purposes, a Flow-Through Entity or (B) if Equity Seller is or becomes a Flow-Through Entity, then it is not and will not be a principal purpose of the arrangement involving the Flow-Through Entity’s beneficial interest in any partnership interest in Opco to permit any entity to satisfy the 100-partner limitation of Treasury Regulation section 1.7704-1(h)(1)(ii).

5.8                               Contracts.

(a)                                 As of the Execution Date, Schedule 5.8(a) includes a list of each Equity Seller Material Contract. “Equity Seller Material Contract” means any of the following Contracts to which the Acquired Entity is a party or by which any of the Acquired Equity Interests or Acquired Entity Assets are bound or subject:

(i)                                     Contracts involving obligations of, or payments to or from, the Acquired Entity after the Execution Date, individually or in the aggregate, in excess of one hundred thousand Dollar ($100,000);

(ii)                                  Contracts restricting, in any material respect, the Acquired Entity (or, following the Closing, any Affiliate of the Acquired Entity) from freely engaging in any business or competing anywhere;

(iii)                               Contracts evidencing Indebtedness for Borrowed Money;

(iv)                              Contracts guaranteeing any obligation of another Person;

(v)                                 Contracts between the Acquired Entity, on the one hand, and any Affiliate of the Acquired Entity or any officer, director, manager or employee of the Acquired Entity or Affiliate of the Acquired Entity or any immediate family member of any such individual, on the other hand;

(vi)                              Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Acquired Entity Assets or the Acquired Equity Interests;

(vii)                           Contracts for any Hedging Transactions that will remain outstanding after Closing;

(viii)                        Any agreement of indemnification, surety or guarantee by the Acquired Entity on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person; and

(ix)                              Contracts to sell, exchange or otherwise dispose of all or any part of the Acquired Entity Assets on or after the Effective Time.

(b)                                 Each Equity Seller Material Contract constitutes the legal, valid and binding obligation of Equity Seller and/or the Acquired Entity, on the one hand, and, to the Knowledge of Equity Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Equity Seller nor the Acquired Entity, as applicable, is in material breach or default of its obligations under any of the Equity Seller Material Contracts. To the Knowledge of Equity Seller, (i) no material breach or material default by any Third Party exists under any Equity Seller Material Contract and (ii) no counterparty to any Equity Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Equity Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Equity Seller Material Contracts and all amendments thereto have been made available to Buyer Parties.

5.9                               Environmental Matters.

(a)                                 To Equity Seller’s Knowledge, the Acquired Entity and Equity Seller’s ownership of the Acquired Entity Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Equity Seller’s Knowledge, there are no environmental conditions that would reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against the Acquired Entity or related to Equity Seller’s ownership of the Acquired Entity Assets under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  Neither the Acquired Entity nor the Acquired Entity Assets has received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 Neither the Acquired Entity nor Acquired Entity Assets is subject to any pending, or to the Knowledge of Equity Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Acquired Entity or Acquired Entity Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Equity Seller’s Knowledge are valid and currently in effect, and to Equity Seller’s Knowledge each of the Acquired Entity and Acquired Entity Assets are in material compliance with such authorizations.

(f)                                   To Equity Seller’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Acquired Entity Asset by the Acquired Entity that, with notice or the passage of time or both, would reasonably be expected to result in a material liability pursuant to Environmental Law.

5.10                        Compliance with Laws.

To Equity Seller’s Knowledge, the Acquired Entity is and has been for the period of the Acquired Entity’s ownership of the Acquired Entity Assets, in compliance in all material respects with all applicable Laws. Neither Equity Seller nor the Acquired Entity has received a written notice of a material violation of any Law that is applicable to the Acquired Entity Assets and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 5.10 (or any other provision of this Agreement) to the contrary, Section 5.7 and Section 5.9 shall be Equity Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and Equity Seller makes no other representations or warranties with respect to such matters, including under this Section 5.10.

5.11                        Special Warranty.

Except for Permitted Encumbrances, the Equity Seller represents and warrants that the Acquired Entity owns Defensible Title to the Acquired Entity Assets solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under the Acquired Entity or any of its Affiliates, but not otherwise; provided that in no event shall the Special Warranty of Title extend to any matter reported by Buyer Parties under Section 2.52.5(d).

5.12                        No Cost-Bearing Interests.

After giving effect to the distribution of the Distributed Interests pursuant to Section 7.20, the Acquired Entity Assets do not include any unleased mineral interest where Equity Seller or the Acquired Entity has agreed to, or Buyer Parties will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Acquired Entity Assets have been forcepooled under applicable Law and the Acquired Entity’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against the Acquired Entity’s share of the proceeds of production attributable to such pooled unit.

5.13                        Employees and Benefit Plans.

(a)                                 The Acquired Entity will have no employees as of the Closing and, for the past three years, has been in compliance in all material respects with all Laws relating to employment or the workplace. There are no pending investigations or proceedings by or relating to current or former employees or independent contractors of the Acquired Entity. For the past three years, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act, as amended) with respect to the Acquired Entity.

(b)                                 The Acquired Entity does not, and has not for the past three years, maintained, sponsored or contributed to, nor is it required to contribute to, any Employee Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of the Acquired Entity with respect to any Employee Benefit Plan now maintained or previously maintained by any ERISA Affiliate of the Acquired Entity, other than reimbursements of costs as may be provided in intercompany service agreements with Equity Seller or its Affiliates.  The Acquired Entity and its ERISA Affiliates do not currently maintain and have never maintained, and are not required currently and have never been required to contribute to or otherwise participate in, any pension plan subject to Title IV of ERISA.  Neither the Acquired Entity nor any ERISA Affiliate thereof participates currently in or has ever participated in, and are not currently required to contribute to or have ever been required to contribute to, any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA).

(c)                                  Except for options granted under Equity Seller’s incentive plan, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or independent contractor of the Acquired Entity to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any equity or compensation due any such current or former employee, officer, director or independent contractor, or (iii) accelerate the funding obligations under any benefit plan or agreement for which the Acquired Entity may have any liability.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, either alone or in combination with another event, in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

5.14                        Bank Accounts.

Schedule 5.14 sets forth a complete and accurate list of all deposit, demand, savings, passbook, lock box or similar accounts maintained by or on behalf of the Acquired Entity with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

5.15                        Bankruptcy.

There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to Equity Seller’s Knowledge, threatened against the Acquired Entity.

ARTICLE 6
Representations and Warranties Relating to Buyer Parties

Buyer Parties hereby represent and warrant to Seller:

6.1                               Organization.

Each Buyer Party is a limited partnership or limited liability company, as applicable, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted. Each Buyer Party is duly licensed or qualified in each jurisdiction in which the ownership of the Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer Parties have made available to Seller complete and correct copies of all Organizational Documents of Buyer Parties, including any amendments thereto, and such Organizational Documents are in full force and effect.

6.2                               Authorization; Enforceability.

Each Buyer Party has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Buyer Party is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which each Buyer Party is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of each Buyer Party, and no other proceeding on the part of each Buyer Party is necessary to authorize this Agreement and the other Transaction Documents to which each Buyer Party is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Buyer Party, and this Agreement constitutes a valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which each Buyer Party is a party has been or shall be duly and validly executed and delivered by each Buyer Party, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.3                               No Conflict; Consents.

Each Buyer Party is in material compliance with the terms and conditions of its Organizational Documents. Except as set forth in Schedule 6.3 or as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, the execution and delivery by Buyer Parties of this Agreement and the other Transaction Documents to which each Buyer Party is a party and the consummation of the transactions contemplated hereby and thereby by each Buyer Party do not and shall not:

(a)                                 violate any Law applicable to each Buyer Party or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)                                 conflict with or violate any Organizational Document of each Buyer Party;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of Buyer, in each case under the terms, conditions or provisions of any Contract to which each Buyer Party is a party or by which each Buyer Party may be bound.

6.4                               Capitalization.

(a)                                 As of the Execution Date, the issued and outstanding partnership interests of Buyer consist of 17,336,204 Common Units, 12,953,258 Class B Units and 110,000 Series A Cumulative Convertible Preferred Units representing limited partner interests in Buyer. All issued and outstanding partnership interests of Buyer are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents). All issued and outstanding partnership interests of Buyer were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in Buyer’s SEC Documents, Buyer does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

(b)                                 Schedule 6.4(b) sets forth with respect to each subsidiary of Buyer, including in each instance Opco, (i) a complete listing of all equity interests of each subsidiary of Buyer that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of Buyer are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA or Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of Buyer is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)                                  Except as disclosed in Buyer’s SEC Documents, (i) there are no outstanding securities of Buyer convertible into, exchangeable or exercisable for partnership interests or other equity interests of Buyer, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from Buyer, or obligations of Buyer to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of Buyer, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of Buyer.

(d)                                 The Class B Units issued pursuant to this Agreement will be duly authorized by Buyer prior to the Closing Date, and when issued and delivered to each applicable Seller in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in Buyer’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

(e)                                  The Opco Common Units issued pursuant to this Agreement will be duly authorized by Opco prior to the Closing Date, and when issued and delivered to each applicable Seller in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Opco Agreement), non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Opco Agreement or disclosed in the Buyer’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in Buyer’s SEC Documents, under this Agreement, the Opco Agreement or applicable state and federal securities Laws.

6.5                               Litigation.

Except as set forth on Schedule 6.5, as of the Execution Date none of Buyer or any Buyer Asset (a) is subject to any outstanding Order, (b) is a party or subject to a Proceeding or (c) to the Knowledge of Buyer, has been threatened in writing with any Proceeding.

6.6                               Financial Statements.

(a)                                 Buyer has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since February 7, 2017 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Buyer Financial Statements were prepared from the books and records of Buyer in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Buyer as of, and for the periods ended on, such applicable dates. The other financial information of Buyer, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of Buyer, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of Buyer that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, Buyer is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of Buyer. Buyer does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the Buyer Financial Statements, (B) liabilities that have arisen after September 30, 2018 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect.

6.7                               Independent Registered Public Accounting Firm.

Grant Thornton LLP, which has audited the financial statements of Buyer and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to Buyer within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of Buyer as a result of or in connection with any disagreement with Buyer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

6.8                               Controls and Procedures; Listing.

(a)                                 Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to Buyer required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to Buyer’s management.

(b)                                 The Common Units are listed on the New York Stock Exchange, and Buyer has not received any notice of delisting. Buyer has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

6.9                               Contracts.

Neither Buyer Party is a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on any Buyer Party or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on any Buyer Party or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon the Sellers or any of their respective Affiliates as a result of being Affiliated with any Buyer Party or by virtue of owning the Opco Common Units or the Class B Units issued hereunder.

6.10                        Absence of Certain Changes.

Since December 31, 2017, except as disclosed in the SEC Documents, there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

6.11                        Taxes.

(a)                                 (i) All material Tax Returns required to be filed by any of the Buyer Parties or any of their respective subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by any of the Buyer Parties or any of their respective subsidiaries, whether or not shown or reported on any Tax Return, have been timely paid, and (iii) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to any of the Buyer Parties or any of their respective subsidiaries that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of any of the Buyer Parties or any of their respective subsidiaries.

(d)                                 No claim has ever been made against any Buyer Party by a taxing authority in a jurisdiction where Buyer or any of its subsidiaries does not file Tax Returns that any of the Buyer Parties or any of their respective subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to any of the Buyer Parties or any of their respective subsidiaries.

(f)                                   Opco is properly classified as a partnership for U.S. federal Income Tax purposes, and has never been classified as an association taxable as a corporation.

6.12                        Environmental Matters.

(a)                                 To Buyer Parties’ Knowledge, Buyer Parties and Buyer Parties’ ownership of the Buyer Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Buyer Parties’ Knowledge, there are no environmental conditions that would reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against any Buyer Party or any Buyer Asset under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  Neither of the Buyer Parties have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of Buyer Parties or the Buyer Assets are subject to any pending, or to the Knowledge of Buyer Parties, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of Buyer Parties or the Buyer Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Buyer’s Knowledge are valid and currently in effect, and to Buyer Parties’ Knowledge each of Buyer Parties and the Buyer Assets are in material compliance with such authorizations.

(f)                                   To Buyer Parties’ Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Buyer Asset that, with notice or the passage of time or both, would reasonably be expected to result in a material liability pursuant to Environmental Law.

6.13                        Form S-3 Eligibility.

As of the Execution Date, Buyer is eligible to register for resale by Sellers under Form S-3 promulgated under the Securities Act the Common Units issuable upon exchange of the Opco Common Units and the Class B Units to be issued hereunder.

6.14                        Brokers’ Fees.

Neither Buyer Party nor any of its respective Affiliates has entered into any Contract with any Person that would require the payment by Sellers or their respective Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

6.15                        Distribution Restrictions.

Neither Buyer Party nor any of its respective subsidiaries is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to a Buyer Party or any of its respective subsidiaries any loans or advances or from transferring any property or assets to a Buyer Party or any of its respective subsidiaries, except (a) such prohibitions mandated by the laws of Buyer’s and each of its subsidiaries’ state of formation and the terms of Buyer’s and each of its subsidiaries’ Organizational Documents and prohibitions contained in the Credit Agreement, dated as of January 11, 2017, among Buyer, the several lenders from time to time parties thereto and Frost Bank, as administrative agent and sole arranger, as amended by Amendment No. 1 thereto, dated as of July 12, 2018 (as amended from time to time, the “Buyer Credit Agreement”),

(b) where such prohibition would not have a Buyer Material Adverse Effect and (c) as set forth in Schedule 6.15.

6.16                        Securities Law Compliance.

Buyer (a) is acquiring the Acquired Equity Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Equity Interests and is able financially to bear the risks thereof and (c) understands that the Acquired Equity Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Acquired Equity Interests may be resold without registration under such Laws only in certain limited circumstances.

6.17                        Exemptions from Securities Laws.

Provided that the representations made by the Sellers in Section 3.15 and Section 4.9 are true and accurate on the Closing Date, the issuance of Opco Common Units and Class B Units to the Sellers in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer Parties under the Securities Act in connection with such issuance.

6.18                        Sarbanes-Oxley.

Buyer and, to Buyer’s Knowledge, the directors or officers of Buyer’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

6.19                        Investment Company Status.

Neither Buyer nor any of its subsidiaries is, and immediately after the purchase of the Acquired Equity Interests hereunder, neither Buyer nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6.20                        BUYER PARTIES’ INDEPENDENT INVESTIGATION; DISCLAIMER.

THE BUYER PARTIES AND THEIR RESPECTIVE REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE ACQUIRED ASSETS AND THE ACQUIRED ENTITY ASSETS AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED ENTITY. THE BUYER PARTIES ARE (OR THEIR RESPECTIVE ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER PARTIES HAVE RELIED UPON THEIR OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT, AND BUYER PARTIES:

(a)                                 ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT BEEN INDUCED BY AND HAVE NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS, THE ACQUIRED ENTITY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)                                 ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT, NONE OF SELLERS, THE ACQUIRED ENTITY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER PARTIES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER PARTIES (INCLUDING THEIR DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER PARTIES (INCLUDING THEIR DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “SELLER DUE DILIGENCE INFORMATION”). BUYER PARTIES HAVE NOT RELIED ON THE SELLER DUE DILIGENCE INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND SELLERS AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH SELLER DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)                                  ACKNOWLEDGE AND AGREE THAT (i) THE SELLER DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER PARTIES ARE FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH HEREIN, BUYER PARTIES ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO THEM AND

ANY USE OF OR RELIANCE BY BUYER PARTIES ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT THEIR SOLE RISK.

ARTICLE 7
Covenants

7.1                               Conduct of Each Seller’s Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 7.1 or (iii) for any actions required to be taken by an Asset Seller or the Acquired Entity pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer Parties, in each case which shall not be unreasonably withheld, conditioned, or delayed, each Asset Seller shall, and Equity Seller shall cause the Acquired Entity to, (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Acquired Assets and the Acquired Entity, as applicable, in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)                                 Restricted Activities. Without the prior written consent of Buyer Parties, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer Parties fail to reject in writing a request for consent from a Seller within five (5) Business Days of such Seller’s Notice requesting such consent, Buyer Parties shall be deemed to have provided such consent), between the Execution Date and the Closing,

(i)                                     no Asset Seller shall:

(A)                               offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Acquired Assets or (B) rights, warrants, commitments or options to acquire any Acquired Assets;

(B)                               terminate (other than terminations based on the expiration without any affirmative action by such Seller or that do not result in any material liability to the Acquired Assets), cancel, materially amend or modify any Asset Seller Material Contract; or

(C)                               agree, whether in writing or otherwise, to do any of the foregoing.

(ii)                                  Equity Seller shall cause the Acquired Entity not to:

(A)                               amend its Organizational Documents;

(B)                               adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation,

dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(C)                               change its accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Equity Seller to Buyer Parties;

(D)                               acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(E)                                except pursuant to Section 7.20, offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Acquired Entity Assets or Acquired Equity Interest or other equity interest in the Acquired Entity, (B) securities convertible into any Acquired Equity Interest or other equity interests or (C) rights, warrants, commitments or options to acquire any Acquired Entity Assets or Acquired Equity Interest or other equity interests;

(F)                                 (x) declare, set aside or pay any dividends (other than cash dividends payable and actually paid prior to the Closing) on, or make any other distribution in respect of any Acquired Equity Interests (whether in cash, stock, or property or any combination thereof, but other than cash distributions made to Equity Seller prior to Closing), (y) adjust, split, combine or reclassify any Acquired Equity Interests or other equity interests in the Acquired Entity or (z) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Acquired Equity Interests or other equity interests in the Acquired Entity;

(G)                               enter into any derivative, option, hedge or futures Contracts;

(H)                              enter into any new line of business;

(I)                                   incur any Indebtedness for Borrowed Money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Entity;

(J)                                   hire any employees;

(K)                               enter into any Contract (A) that would constitute an Equity Seller Material Contract, (B) that restrains, limits or impedes the Acquired Entity’s ability to compete with or conduct any business or line of business, including geographic limitations on the Acquired Entity’s activities or (C)

with Equity Seller or an Affiliate of Equity Seller, in each case other than Contracts with respect to Excluded Entity Assets or Contracts that will be terminated prior to the Closing with no ongoing liability applicable to the Acquired Entity;

(L)                                terminate (other than terminations based on the expiration without any affirmative action by Equity Seller or that do not result in any material liability to the Acquired Entity), cancel, materially amend or modify any oil, gas or and mineral lease or any instrument creating or evidencing an interest in Hydrocarbons (a “Lease”), or voluntarily waive or release any material right with respect to any Leases;

(M)                            commence any Proceeding or settle or compromise any Proceedings other than those that provide for a complete release of the Acquired Entity from all claims subject to such dispute and do not provide for any admission of liability by the Acquired Entity;

(N)                               enter into, execute or extend any Leases or otherwise take any action that could result in the receipt of lease bonuses, delay rentals or similar payments;

(O)                               make or change any material Tax elections with respect to the Acquired Entity Assets or the Acquired Entity, except as required by applicable Law; or

(P)                                 agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Notwithstanding the above provisions of Section 7.1, prior to Closing, Equity Seller may, and may cause its Affiliates to, (i) remove all cash and cash equivalents from the Acquired Entity in such manner as Equity Seller shall determine, provided that such removal does not impose any liability or obligation on the Acquired Entity that will survive the Closing, or create any Lien on any Acquired Asset and (ii) take all necessary actions to wind up or otherwise terminate any and all Hedging Transactions to which the Acquired Entity is party.

7.2                               Conduct of Buyer Parties’ Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 7.2, or (iii) for any actions required to be taken by the Buyer Parties pursuant to Law, without the prior written consent of Sellers holding at least a Supermajority Interest, in each case which shall not be unreasonably withheld, conditioned or delayed, between the Execution Date and the Closing, the Buyer Parties shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Buyer Parties in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Buyer Parties.

(b)                                 Restricted Activities. Without the prior written consent of Sellers holding at least a Supermajority Interest, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, that if such Sellers fail to reject in writing a request for consent from a Buyer Party within five (5) Business Days of such Buyer Party’s Notice requesting such consent, Sellers shall be deemed to have provided such consent), and except as expressly contemplated in this Agreement, between the Execution Date and the Closing, the Buyer Parties shall not:

(i)                                     amend their Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units or the Opco Common Units;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change their accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer Parties to Sellers;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, the Buyer Parties or their subsidiaries, (B) securities convertible into any equity interests in the Buyer Parties or their subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, the Buyer Parties or their subsidiaries, in each case other than in connection with the Buyer Credit Agreement or among wholly owned subsidiaries of either Buyer Party;

(vi)                              (A) except in connection with the Buyer Parties’ regularly scheduled quarterly cash distributions and other cash dividends or distributions between Buyer and its subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of the Buyer Parties’ or their subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests in the Buyer Parties or their subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in the Buyer Parties or their subsidiaries;

(vii)                           enter into any new line of business;

(viii)                        incur any Indebtedness for Borrowed Money (other than in the Ordinary Course and as otherwise permitted pursuant to the Buyer Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Buyer Parties or their subsidiaries’, in each case other than among wholly owned subsidiaries of either Buyer Party;

(ix)                              enter into or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of a Buyer Party or its subsidiaries or terminate any such arrangement (other than arrangements between a Buyer Party and any wholly owned subsidiaries thereof);

(x)                                 make or change any material Tax elections with respect to the assets of the Buyer Parties, except as required by applicable Law; or

(xi)                              agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Buyer Parties shall not be in breach of Section 7.2(a) or (b) for any action taken without the prior affirmative recommendation or approval of the Conflicts Committee.

7.3                               Access.

(a)                                 To the extent related to the Acquired Assets, Acquired Entity Assets or the Acquired Entity, from and after the Execution Date until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 7.3 and obtaining any required consents of Third Parties (which consents Sellers shall use commercially reasonable efforts to obtain; provided, that Sellers shall not be required to make any payments therefor), Sellers shall provide Buyer Parties and Buyer Parties’ Representatives access to the Records that are in such Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with the Acquired Entity’s ownership of the Acquired Entity Assets or an Asset Seller’s ownership of its Acquired Assets, in each case in the Ordinary Course. Any Assessment conducted by Buyer Parties or on behalf of Buyer Parties hereunder shall be conducted at Buyer Parties’ sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result solely from Buyer Parties’ own independent review and judgment. Subject to the express representations and warranties contained in Article 3 or Article 5, Sellers shall not be deemed by Buyer Parties’ receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Acquired Assets or the Acquired Entity or the accuracy of such Records or the information contained therein.

(b)                                 All information obtained by and access granted to Buyer Parties and their Representatives under this Section 7.3 shall be subject to the terms of Section 7.10.

(c)                                  Contact with Business Relations. Prior to the Closing, Buyer Parties and Buyer Parties’ Representatives shall contact and communicate with the business relations of the Sellers and the Acquired Entity and their Affiliates in connection with the transactions contemplated hereby only with the prior written consent of the applicable Seller, such consent not to be unreasonably withheld. Upon request by Buyer Parties, to the extent such consent is granted, Sellers shall use commercially reasonable efforts to facilitate communications between Buyer Parties and the employees, customers, suppliers and other business relations of Sellers and the Acquired Entity.

7.4                               Books and Records.

No later than thirty (30) days after Closing, Sellers shall deliver to Buyer Parties all Records that are in possession of Sellers, except for the Excluded Records. From and after the Closing Date, subject to Section 7.10, Sellers may (at such Seller’s sole cost and expense) retain a copy of any or all of the Seller Due Diligence Information and all other books and records relating to the business or operations of the Acquired Assets or the Acquired Entity on or before the Closing Date that are required by such Seller to comply with legal obligations or that relate to the Excluded Entity Assets.

7.5                               Insurance.

Buyer Parties acknowledge and agree that, effective upon the Closing, the insurance policies of Equity Seller and its Affiliates related to the Acquired Entity shall be terminated or modified to exclude coverage of the Acquired Entity, and, as a result, it shall be the obligation of Buyer Parties to obtain at their sole cost and expense replacement insurance effective from and after the Closing. Equity Seller shall pursue, and shall cause its Affiliates to pursue, on behalf of and for the benefit of the Acquired Entity, any recovery under any such insurance policy with respect to any event or occurrence during the Interim Period; provided, that if such recovery occurs subsequent to the Closing, Equity Seller shall pay to Buyer Parties the amount of such recovery upon receipt thereof by Equity Seller or its Affiliates.

7.6                               Further Assurances.

Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. Following the Closing, Sellers agree to and Buyer Parties agree to, or to cause the Acquired Entity to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof, including any instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. If any of the Acquired Assets, Acquired Entity Assets or Excluded Entity Assets (or exclusions thereto) are incorrectly or incompletely described herein, in the Asset Assignment or in any other Transaction Documents, the Parties agree to work together in good faith to correct such incorrect or incomplete description.

7.7                               Publicity.

All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer Parties and Sellers; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party.

7.8                               Fees and Expenses; Transfer Taxes.

(a)                                 Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)                                 Buyer Parties shall be responsible for, and shall indemnify and hold harmless Sellers against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer Parties and Sellers shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(c)                                  To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer Parties and Sellers acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

7.9                               Taxes.

(a)                                 Each Party shall be responsible for and bear its own Income Taxes. Each Seller shall retain responsibility for, and shall bear, all Asset Taxes with respect to the Acquired Assets, Acquired Entity and Acquired Entity Assets of such Seller for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer Parties. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (including ad valorem or property taxes measured by or based on production) shall be allocated based on severance or production occurring before the Effective Time (which shall be the applicable Seller’s responsibility) and from and after the Effective Time (which shall be Buyer Parties’ responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be the applicable Seller’s responsibility) and from and after the Effective Time (which shall be Buyer Parties’ responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis (other than Asset Taxes described in clause (A)) shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be the applicable Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer Parties’ responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the

Straddle Period beginning on the day on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 7.9(a) is not determinable on the Closing Date or the Final Settlement Date, Buyer Parties and the applicable Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.9. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 7.9(a).

(b)                                 Except as required by applicable Law, each Seller shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes on the Acquired Assets or Acquired Entity Assets of such Seller, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (to the extent such Tax Returns are required to be filed before the Closing Date). Buyer Parties shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for any Straddle Period (to the extent such Tax Returns are required to be filed on or after the Closing Date). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Each Party shall provide the other Party with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and the filing Party shall incorporate all reasonable comments of such other Party provided to such filing Party in advance of the due date for the filing of such Tax Return. The Parties agree that (x) this Section 7.9(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 7.9(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties in accordance with Section 7.9(a).

(c)                                  Buyer Parties and each Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, Acquired Entity and Acquired Entity Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer Parties or such Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Acquired Assets, Acquired Entity and Acquired Entity Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)                                 Each Seller shall be entitled to any and all refunds of Asset Taxes allocated to such Seller pursuant to Section 7.9(a), and Buyer Parties shall be entitled to any and all refunds of Asset Taxes allocated to Buyer Parties pursuant to Section 7.9(a). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 7.9(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)                                  Each Seller and Buyer Parties shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by either such Seller or Buyer Parties in connection with this Section 7.9(e), (ii) an assignment under this Section 7.9(e) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the Party that is not assigning harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) no Party represents to any other that any particular tax treatment will be given to any Party as a result of any such assignment. In the event a Party assigns its rights under this Agreement pursuant to this Section 7.9(e), such Party agrees to notify the other Parties in writing of such assignment at or before Closing. If a Seller assigns its rights under this Agreement for this purpose, Buyer Parties agree to (A) consent to such Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (B) pay all or a portion of the Adjusted Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer Parties assign their rights under this Agreement for this purpose, each Seller agrees to (I) consent to Buyer Parties’ assignment of their rights in this Agreement in the form reasonably requested by Buyer Parties’ Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will an Asset Seller be required to transfer the Acquired Assets in any form other than through a transfer of the Acquired Assets, or Entity Seller be required to transfer the Acquired Entity Assets in any form other than through a transfer of the Acquired Equity Interests, and in no event will a Seller be required to transfer the Acquired Assets or Acquired Equity Interests to more than one transferee (i.e., all of the Acquired Assets and Acquired Equity Interests will be transferred to a single transferee)), (II) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer Parties’ Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (III) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer Parties’ Qualified Intermediary or Buyer Parties’ Exchange Accommodation Titleholder (as directed in writing) the Acquired Equity Interests and Acquired Assets that are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

(f)                                   Buyer Parties shall use their reasonable best efforts to, after Closing, notify each operator of each Well associated with the Acquired Assets or Acquired Entity Assets of the change of the employee identification number associated with the Acquired Assets, Acquired Entity Assets or Acquired Entity.

7.10                        Confidentiality.

Subject to Section 7.7, for a period of one (1) year from and after the Closing Date, each Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer Parties or their respective Affiliates (including the Acquired Entity), except with the prior written consent of Buyer Parties or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of such Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by such Seller or any of its Affiliates from and after the Closing from sources which are not known to such Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer Parties or the Acquired Entity; provided, however, that (x) nothing shall prohibit such Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) such Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Assets or the Acquired Entity, as applicable, and the acquisition or disposition of the Acquired Assets or the Acquired Entity, as applicable, in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

7.11                        Notices to Escrow Agent.

Sellers and Buyer Parties shall provide the Escrow Agent with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Escrow Agreement) in accordance with the provisions of this Agreement.

7.12                        Acquired Entity Indebtedness.

In connection with the Closing, Equity Seller shall obtain a release of Liens in respect of the Acquired Entity under the Prior Credit Agreement and a release of the Acquired Entity as borrower thereunder (the “Release Letters”). The Release Letters shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than Ordinary Course and contingent indemnification obligations) related to such Seller Indebtedness (the “Payoff Amount”), (b) state that all Liens in connection therewith relating to the Acquired Entity Assets shall be, upon the payment of the Payoff Amount on the Closing Date, released and (c) authorize the Acquired Entity to file UCC-3 termination statements and mortgage releases in all applicable jurisdictions to evidence the release of the Seller Indebtedness. Equity Seller and the Acquired Entity shall deliver all Notices and take all other actions necessary to facilitate the termination of the obligations and commitments of the Acquired Entity under the Seller Indebtedness, the repayment in full of all obligations then outstanding thereunder, the elimination of the Acquired Entity from all agreements related thereto and the release of all Liens applicable to the Acquired Entity Assets in connection therewith, in each case, on the Closing Date.

7.13                        Affiliate Contracts.

Prior to the Closing, Equity Seller shall cause the Acquired Entity to terminate, without liability or continuing obligation to the Acquired Entity, the Contracts listed on Schedule 7.13.

7.14                        Assistance with Financial Statements and Other Matters.

(a)                                 From and after the Execution Date, each Seller shall use reasonable best efforts to direct its consultants, accountants, reserve engineers, employees, agents and representatives to, during customary business hours and provided that such efforts do not unreasonably interfere with the business operations of such Seller, cooperate with Buyer Parties and independent auditors chosen by Buyer Parties (“Buyer’s Auditor”) in connection with the Buyer Credit Agreement, any audit by Buyer’s Auditor of any financial statements of the Acquired Assets or Acquired Entity or any reserve reports with respect to the Company Oil and Gas Properties or other actions that Buyer Parties or any of their Affiliates reasonably require to comply with the requirements under state and federal securities Laws. Such cooperation will include (i) reasonable access to each Seller’s and the Acquired Entity’s officers, managers, employees, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of such Seller or the Acquired Entity (as applicable) that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by Buyer under the Securities Act or required by the Commission under securities Laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any prospectus or offering memorandum for any equity or debt financing of Buyer, (iii) providing information in connection with Buyer’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports, (iv) providing information with respect to property descriptions of the Acquired Assets or Acquired Entity Assets necessary to execute and record a deed of trust for any financing activities (including under the Buyer Credit Agreement), (v) executing and delivering and pledging any security documents, definitive financing documents or other certificates or documents or otherwise facilitate the pledging of collateral for delivery under the Buyer Credit Agreement, as reasonably requested by Buyer, (vi) using reasonable best efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about the Acquired Entity as is reasonably requested by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT, (vii) delivery of one or more customary representation letters from such Seller or the Acquired Entity (as applicable) to the auditor of the Audited Financial Statements that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 7.14(a) and (viii) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Sellers or the Acquired Entity (as applicable) that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Buyer. Notwithstanding the foregoing, (x) nothing herein shall expand a Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer Parties, its Affiliates, or any Third Party any rights to which it is not entitled hereunder, (y) nothing in this Section 7.14(a) shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section 7.14(a) and (z) Buyer Parties will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, such cooperation by each Seller pursuant to this Section 7.14(a) shall be at Buyer Parties’ written request with reasonable prior notice to such Seller, and no such cooperation by a Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 8 to fail to be satisfied or otherwise cause any breach of this Agreement. Nothing in this Section 7.14 or any action or inaction taken hereunder, shall excuse or waive Buyer Parties’ obligations to consummate the transactions in accordance with this Agreement. Seller shall not have any liability or responsibility to Buyer Parties or any of their respective equity or debt financing sources with respect to the accuracy or completeness of any information delivered pursuant to this Section 7.14(a).

(b)                                 Notwithstanding anything to the contrary herein, it is understood and agreed that: (i) each Seller’s cooperation pursuant to the provisions of this Section 7.14 shall be at Buyer Parties’ sole cost and expense, and on the Closing Date or following the termination of this Agreement, Buyer Parties shall promptly reimburse each Seller for all reasonable and documented out-of-pocket costs and expenses incurred by such Seller or its Affiliates in connection with such cooperation; (ii) Buyer Parties shall indemnify and hold harmless each Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses by any such Persons suffered or incurred in connection with any assistance or activities provided in connection therewith other than to the extent such Losses arise from gross negligence, willful misconduct or bad faith of such Seller, its Affiliates and their respective directors, officers, employees and agents; (iii) each Seller shall have the right (prior to Closing) to review any presentations or other material written information prepared by Buyer Parties or their Affiliates prior to the dissemination of such materials to potential investors, lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); (iv) except to the extent disclosed to lenders (who shall hold such confidential information confidential), all non-public or otherwise confidential information regarding a Seller or the Acquired Assets or Acquired Entity obtained by Buyer Parties or their representatives shall be kept confidential; (v) the assistance described in this Section 7.14 shall not require a Seller to take any action that such Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (vi) no Seller shall be required to provide any information to Buyer Parties or any of their respective equity or debt financing sources or that is not then in such Seller’s or its Affiliates’ possession.

7.15                        No Shop.

Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 9:

(a)                                 Each Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the Execution Date until the Closing, each Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)                                 Each Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)                                  For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Equity Interests or any portion of the Acquired Assets or Acquired Entity Assets.

7.16                        Lock-Up.

During the period beginning on the Closing Date and ending on the one hundred twentieth (120th) day after the Closing Date (excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), no Seller will lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Opco Common Units issued hereunder to such Seller, whether any such transaction is to be settled by delivery of Common Units or Opco Common Units or other securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 7.16 shall restrict any Seller from (x) utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed on or after expiration of the Lock-Up Period, (y) filing a registration statement with respect to the Common Units in accordance with the Registration Rights Agreement and in compliance with the Securities Act or (z) transferring any Common Units or Opco Common Units pursuant to Section 2.9. Nothing in this Section 7.16 shall prohibit or limit the ability of any Seller to effect any transfer of Common Units (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to such Seller’s partners, members or stockholders as part of a dividend or distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the foregoing clauses (a) through (c), so long as such transfer does not occur until after such Seller’s Common Units are included in a registration statement on Form S-3 that has been declared effective by the SEC and the transferee agrees in writing to be bound by all the terms of this Section 7.16, (d) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or (e) pursuant to an order of a court or regulatory agency.

7.17                        Additional Listing Application.

As promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Buyer shall submit to the New York Stock Exchange an additional listing application relating to the Common Units issuable upon exchange of the Opco Common Units and the Class B Units to be issued hereunder (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application.

7.18                        Several and Not Joint Obligations.

Notwithstanding anything to the contrary in this Agreement, each of the covenants of the Sellers contained herein are made severally as to such Seller only, and are not made jointly.

7.19                        Conflicts Committee.

Unless otherwise expressly set forth in this Agreement, whenever a determination, approval, consent, waiver or agreement of the Buyer Parties, Kimbell Royalty GP, LLC or the Board of Directors of Kimbell Royalty GP, LLC is permitted or required pursuant to this Agreement, such determination, approval, consent, waiver or agreement must be approved, authorized or recommended by the Conflicts Committee.

7.20                        Pre-Closing Distributions of Certain Assets.

Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Equity Seller shall cause the Acquired Entity to distribute, transfer, assign and convey (and undertake to record such assignment or conveyance in the applicable county records) to Equity Seller certain royalty interests and working interests and other assets and liabilities set forth on Schedule 7.20 hereto (such royalty interests and working interests, the “Distributed Interests”). For the avoidance of doubt, the Distributed Interests shall not include any of the Acquired Equity Interests or the Acquired Entity Assets.

7.21                        Exchange Election.

Prior to the Closing, the Foundation shall make an Exchange Election under each of the KRP Bakken I LLC Agreement and the KRP Marcellus I LLC Agreement.  For the avoidance of doubt, the assets received by the Foundation pursuant to such Exchange Elections shall constitute Acquired Assets hereunder.

ARTICLE 8
Conditions to Closing

8.1                               Conditions to Obligations of Buyer Parties to Closing.

The obligation of Buyer Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer Parties:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Sellers set forth in Sections 3.1, 3.2, 4.1, 4.2, 4.6, 5.1, and 5.3 will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Sellers made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Seller Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Seller Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)                                 Performance. Each Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by such Person on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Buyer Parties shall have received the documents and certificates required under Sections 2.6(b), 2.6(c) and 2.6(d).

(e)                                  Debt Payoff Letters. Each payee of Seller Indebtedness shall have delivered a Release Letter to the Acquired Entity and all indebtedness stated in each Release Letter so delivered, as well as all accrued and unpaid interest, breakage costs and prepayment fees or penalties that will be incurred in connection with the payment and discharge of such Seller Indebtedness as stated in each such Release Letter, shall have been paid in full at or prior to the Closing and all Liens associated therewith shall be released at or prior to the Closing and Buyer Parties provided with UCC-3’s necessary to effectuate such termination; provided, that the foregoing condition shall be deemed satisfied if Buyer Parties receive evidence from such Seller at or prior to the Closing that such Seller has repaid, or concurrently with Closing will repay, such amounts pursuant to Section 2.3(a) and such Liens have been or are released as of the Closing.

(f)                                   No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Seller Material Adverse Effect.

(g)                                  No Walk Right. Subject to Section 2.5, the Walk-Right Amounts shall not be, in the aggregate, more than the Walk-Right Threshold.

(h)                                 Pre-Closing Transactions.  Prior to the Closing Date, (i) the Acquired Entity shall have assigned the Distributed Interests to Equity Seller, and (ii) the Foundation shall have consummated the Exchange Elections and shall have received an assignment of its applicable undivided interest in the relevant assets pursuant to each of the KRP Bakken I LLC Agreement and the KRP Marcellus I LLC Agreement.

8.2                               Conditions to the Obligations of Sellers to Closing.

The obligation of each Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Sellers holding at least a Supermajority Interest:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer Parties set forth in Sections 6.1, 6.2 and 6.4 will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer Parties made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Performance. Buyer Parties shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer Parties on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Sellers shall have received the documents and certificates required under Section 2.6(e).

(e)                                  No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Buyer Material Adverse Effect.

(f)                                   No Walk Right. Subject to Section 2.5, the Walk-Right Amounts shall not be, in the aggregate, more than the Walk-Right Threshold.

(g)                                  NYSE Approval. The Additional Listing Application shall have been approved and the Common Units issuable upon exchange of Opco Common Units and the Class B Units to be issued hereunder shall have been approved for listing on the New York Stock Exchange.

ARTICLE 9
Termination

9.1                               Termination.

Subject to Section 9.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by the mutual written consent of Buyer Parties and Sellers holding at least a Supermajority Interest;

(b)                                 by either Buyer Parties, on the one hand, or Sellers holding at least a Supermajority Interest, on the other hand, upon Notice to the other Party(ies), if the Closing has not been consummated by January 31, 2019; provided, however, that neither Buyer Parties nor any Seller will be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such Person’s breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)                                  by Buyer Parties, upon Notice to Sellers, if (i) there has been a breach by a Seller of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer Parties set forth in Sections 8.1(a) or 8.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by such Seller within thirty (30) days after Notice thereof from Buyer Parties (ii) Buyer Parties are ready, willing and able to perform all covenants to be performed by Buyer Parties at Closing and (iii) Buyer Parties are not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of a Seller set forth in Sections 8.2(a) or 8.2(b);

(d)                                 by Sellers holding at least a Supermajority Interest, upon Notice to Buyer Parties, if (i)(A) there has been a breach by Buyer Parties of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Sellers set forth in Sections 8.2(a) or 8.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer Parties within thirty (30) days after Notice thereof from such Sellers (B) such Sellers are ready, willing and able to perform all covenants to be performed by such Person at Closing and (C) such Sellers are not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer Parties set forth in Sections 8.1(a) or 8.1(b) or (ii) (x) Buyer Parties have failed to comply with their obligations to consummate the Closing within two (2) Business Days after the date on which they are obligated to consummate the Closing pursuant to Section 2.7, (y) all the conditions set forth in Article 8, other than the conditions to be satisfied at Closing, have been and continue to be satisfied or have been waived on the date on which

Closing was to have occurred pursuant to Section 2.7 and (z) such Sellers stood ready, willing and able to consummate the Closing throughout such period;

(e)                                  subject to Section 2.5, by Sellers, on the one hand, or Buyer Parties, on the other hand, if the Walk-Right Amounts exceed the Walk-Right Threshold; or

(f)                                   by either Buyer Parties, on the one hand, or Sellers, on the other hand, upon Notice to the other Parties, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable.

9.2                               Effect of Termination.

If a Party terminates this Agreement under Section 9.1, then such Party shall promptly give Notice to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 9, Article 11, the provisions of Section 7.3, Section 7.7 and Section 7.8 shall survive termination hereof. No termination of this Agreement pursuant to Section 9.1 and nothing contained in this Section 9.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder.

9.3                               Remedies for Termination.

(a)                                 If Sellers have the right to terminate this Agreement pursuant to Section 9.1(d), then Sellers shall be entitled to either (i) terminate this Agreement or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Sellers seek specific performance in accordance with the preceding sentence and specific performance is not granted, Sellers shall have the right to terminate this Agreement and seek all remedies available at Law. If Sellers terminate this Agreement as described in this Section 9.3(a), upon such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Assets or the Acquired Equity Interests, as applicable, and to sell, transfer, encumber or otherwise dispose of the Acquired Assets or the Acquired Equity Interests, as applicable, to any Person without any restriction under this Agreement. Buyer Parties waive any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Sellers and Buyer Parties agree not to challenge any such equitable relief sought in accordance with this Section 9.3(a).

(b)                                 If Buyer Parties have the right to terminate this Agreement pursuant to Section 9.1(c), then Buyer Parties shall be entitled to (i) terminate this Agreement or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Buyer Parties seek specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer Parties shall have the right to terminate this Agreement and seek all remedies available at Law. Each Seller waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer Parties and each Seller agrees not to challenge any such equitable relief sought in accordance with this Section 9.3(b).

(c)                                  If this Agreement terminates for reasons other than those set forth in Sections 9.3(a) or 9.3(b), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, and (ii) Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Assets or the Acquired Equity Interests, as applicable, and to sell, transfer, encumber or otherwise dispose of the Acquired Assets or the Acquired Equity Interests, as applicable, to any Person without any restriction under this Agreement.

(d)                                 Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Assets or the Acquired Equity Interests, as applicable, or Buyer Parties (as applicable) and (ii) an officer of the receiving Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

ARTICLE 10
Indemnification

10.1                        Survival of Representations, Warranties and Covenants.

All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 7.1 and Section 7.2 shall survive the Closing until the date that is 180 days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided, that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

10.2                        Indemnification in Favor of Buyer Parties.

(a)                                 Subject to the other terms of this Article 10, from and after the Closing Date, each Seller, severally and not jointly, shall indemnify, defend and hold harmless each Buyer Party, its Affiliates, including from and after the Closing the Acquired Entity, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by such Seller in Article 3, Article 4 or Article 5, as applicable, or in the certificate delivered by such Seller pursuant to Section 2.6(d)(ii);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by such Seller in this Agreement;

(iii)                               Taxes allocable to such Seller under Section 7.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by such Seller as a result of the adjustments under Section 2.2);

(iv)                              with respect to the Equity Seller, the ownership, use or operation of Equity Seller’s Excluded Entity Assets;

(v)                                 with respect to Equity Seller, any Distributed Interest; and

(vi)                              with respect to each Asset Seller, any of the Retained Liabilities.

(b)                                 “Losses” means, subject to Section 10.11, any and all liabilities, damages, fines, penalties, losses, costs, expenses, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)                                  The Losses of the Buyer Indemnified Parties described in this Section 10.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)                                 Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 10.2, the amount of Losses in respect of any breach of a representation or warranty (excluding Section 5.6(a) and any reference to “Material” in the term “Asset Seller Material Contract” and “Equity Seller Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Seller Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

10.3                        Indemnification Obligations of Buyer Parties.

(a)                                 Subject to the other terms of this Article 10, from and after the Closing Date, the Buyer Parties shall indemnify, defend and hold harmless Sellers, their Affiliates, and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by the Buyer Parties in Article 6 or in the certificate delivered by Buyer Parties pursuant to Section 2.6(e)(i);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by the Buyer Parties in this Agreement;

(iii)                               Taxes allocable to Buyer Parties under Section 7.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by Buyer Parties as a result of the adjustments under Section 2.2); or

(iv)                              with respect to each Asset Seller, any of the Assumed Liabilities.

(b)                                 The Losses of Seller Indemnified Parties described in this Section 10.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)                                  Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 10.3, the amount of Losses in respect of any breach of a representation or warranty (excluding Section 6.10) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

10.4                        Indemnification Procedure.

(a)                                 Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer Parties or such applicable Seller, as the case may be (in such capacity, Buyer Parties or such applicable Seller is hereinafter referred to as an “Indemnifying Party”) of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such

Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)                                 No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer Parties (on behalf of the Buyer Indemnified Parties) or a Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

10.5                  Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow.

(a)                                 Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this

Article 10 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)                                 Once a payment is owed and payable as set forth in Section 10.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from a Seller in accordance with this Agreement, then Buyer Parties and such Seller shall execute a Joint Instruction Letter to instruct the Escrow Agent to pay such amount to the Buyer Indemnified Party through Indemnity Escrow Units with a total value equal to the amount to be so disbursed (valuing such Indemnity Escrow Units at the Per Unit Value). Notwithstanding anything herein to the contrary, no fractional Opco Common Units and Class B Units shall be disbursed from the General Escrow Account, and, to the extent that any such fractional units would be required to be so disbursed but for this sentence, such fractional units shall be rounded up or down to the nearest whole number of the applicable Opco Common Units and Class B Units.

(c)                                  Escrow Release.

(i)                                     On the date that is 180 days after the Closing Date (such date, the “General Escrow First Release Date”), an amount equal to one-half (1/2) of the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 10 with respect to a particular Seller, to the extent such amount exceeds that amount of the General Escrow Balance to be released pursuant to this Section 10.5(c)(i) (to the extent such claims, if any, remain unresolved), shall be released to the applicable Sellers. Such applicable Sellers and Buyer Parties shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to such Sellers such amount to be released under this Section (i)10.5(c)(i) through Indemnity Escrow Units with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value).

(ii)                                  On the one (1) year anniversary of the Closing Date (such date, the “General Escrow Second Release Date”), an amount equal to the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 10 with respect to a particular Seller (to the extent such claims, if any, remain unresolved) shall be released to the applicable Sellers. Such applicable Sellers and Buyer Parties shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to such Sellers such amount to be released under this Section 10.5(c)(ii) through Indemnity Escrow Units with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value).

(iii)                               Upon the resolution of all such outstanding claims described in the first sentence of Section 10.5(c)(ii), each applicable Seller and Buyer Parties shall promptly (but in any event within five (5) Business Days of such resolution) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to such Seller all Indemnity Escrow Units then contained in the General Escrow Account attributable to such Seller (and any cash amounts attributable thereto, by wire transfer of immediately available funds) to an account or accounts designated by such Seller pursuant to the Joint Instruction Letter.

10.6                        Limits of Liability.

(a)                                 Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 10.2(a)(i), or for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars ($100,000) (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Seller Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any Buyer Losses under Section 10.2(a)(iii) or any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations, the applicable Tax Representations or the Special Warranty of Title. In no event shall a Seller be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Section 10.6) in excess of such Seller’s Unadjusted Purchase Price.

(b)                                 Notwithstanding anything to the contrary set forth herein with respect to a particular Seller or its Seller Indemnified Parties, such Seller or its Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 10.3(a)(i), or for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000) (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any Seller Losses under Section 10.3(a)(iii) or any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations or the applicable Tax Representations. In no event shall Buyer Parties be liable for any Seller Losses with respect to a particular Seller or its Seller Indemnified Parties (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Section 10.6) in excess of such Seller’s Unadjusted Purchase Price.

10.7                        Sole and Exclusive Remedy.

(a)                                 From and after the Closing, the remedies set forth in this Article 10 shall, except with respect to claims or causes of action arising from Fraud, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at Closing by Buyer Parties and Seller pursuant to Section 2.6(d)(ii) and Section 2.6(e)(i), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, except with respect to claims or causes of action arising from Fraud, from and after the Closing the remedies available in this Article 10 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)                                 Buyer Parties, on behalf of themselves and all other Buyer Indemnified Parties, further acknowledge and agree that, after the Closing, except with respect to claims or causes of action arising from Fraud or as otherwise contemplated in Section 10.6(a), the General Escrow Balance then held in the General Escrow Account pursuant to the Escrow Agreement shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under this Article 10.

10.8                        Compliance with Express Negligence Rule.

ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 10, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

10.9                        Insurance Proceeds.

The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer Parties shall use commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer Parties shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

10.10                 Tax Treatment of Indemnity Payments.

For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Unadjusted Purchase Price unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

10.11                 Damages Waiver.

No Indemnifying Party shall have any liability under this Article 10 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

10.12                 No Duplication.

Notwithstanding anything to the contrary in this Agreement, there shall be no duplication among the Retained Liabilities, adjustments to the Purchase Price, the rights and obligations of the Parties under Section 2.11, and Sellers’ obligations to indemnify the Buyer Indemnified Parties.

ARTICLE 11
Other Provisions

11.1                        Notices.

All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer Parties, to:

(a)                                 Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: Robert@kimbellrp.com

Facsimile: (817) 877-3728

Attention: Robert D. Ravnaas

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com

Facsimile: (713) 229-2858

Attention: Jason A. Rocha and Josh Davidson

and

(b)                                 Conflicts Committee of the Board of Directors of

Kimbell Royalty GP, LLC

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: badams.jabb@gmail.com

Attention: Bill Adams

with a copy to:

Potter Anderson & Corroon, LLP

1313 N Market Street

Wilmington, DE 19801

Email: mmorton@potteranderson.com

Facsimile: (302) 658-1192

Attention: Mark A. Morton

If to a Seller, to the address set forth on Exhibit A or Exhibit B hereto.

with a copy to:

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, TX 77002

Email: jdobbs@mayerbrown.com

Facsimile: (713) 238-4697

Attention: Jeff M. Dobbs

or to such other address or addresses as the Parties may from time to time designate in writing.

11.2                        Assignment.

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.3                        Rights of Third Parties.

Subject to Sections 10.2, 10.3, and 11.11 and, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

11.4                        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.5                        Entire Agreement.

This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.6                        Disclosure Schedules.

Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers or Buyer Parties, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

11.7                        Amendments.

This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party; provided, however, that Buyer Parties shall not enter into any such amendment, modification or waiver without the consent or approval of the Conflicts Committee.

11.8                        Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

11.9                        Specific Performance.

The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

11.10                 Governing Law; Jurisdiction.

(a)                                 Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction.

(b)                                 Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such matter, any state or federal court within the State of Delaware. Each of the Parties hereto irrevocably submits to the personal jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement and agrees not to assert, as a defense in any proceeding arising out of or related to this Agreement, that it is not subject to the jurisdiction of such courts or that such proceeding is brought in an inconvenient forum. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 11.10(b).

(d)                                 JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

11.11                 No Recourse.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.12                 Legal Representation.

Following the Closing, Mayer Brown LLP (“Mayer Brown”) may serve as counsel to each Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent each Seller and its Non-Recourse Parties shall be solely that of Mayer Brown. Any privilege attaching as a result of Mayer Brown representing each Seller or any of its Affiliates (including the Acquired Entity) in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by such Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer Parties or the Acquired Entity, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer Parties and the Acquired Entity may assert such privilege to prevent the disclosure of any Privileged Communications by Mayer Brown to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Mayer Brown representing the Acquired Entity in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Equity Seller. As to any privileged attorney client communications between Mayer Brown and the Acquired Entity prior to the Closing Date (collectively, the “Privileged Communications”), Buyer Parties, together with any of its Affiliates (including after Closing, the Acquired Entity), successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by the Acquired Entity of the attorney-client privilege of the obligations of confidentiality owed by Mayer Brown to the Acquired Entity with respect to matters not regarding this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER PARTIES:

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:	/s/ Robert D. Ravnaas
Name: Robert D. Ravnaas
Title: Chief Executive Officer

KIMBELL ROYALTY OPERATING, LLC

By:	/s/ Robert D. Ravnaas
Name: Robert D. Ravnaas
Title: Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]

SELLERS:

KIMBELL ART FOUNDATION

By:	/s/ Ben J. Fortson
Name: Ben J. Fortson
Title: EVP and Chief Investment Officer

RIVERCREST CAPITAL PARTNERS LP

By: Rivercrest Capital Management LLC, its manager

By:	/s/ R. Davis Ravnaas
Name: R. Davis Ravnaas
Title: Managing Member

RIVERCREST ROYALTIES HOLDINGS II, LLC

By:	/s/ R. Davis Ravnaas
Name: R. Davis Ravnaas
Title: Vice President and Chief Financial Officer

CUPOLA ROYALTY DIRECT, LLC

By: Rivercrest Cupola LLC, its manager

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Manager

[Signature Page to the Purchase and Sale Agreement]

EXHIBIT E

FORM OF ASSET ASSIGNMENT

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

MINERAL, ROYALTY, AND/OR OVERRIDING ROYALTY INTEREST CONVEYANCE AND NOTICE OF AGENT

STATE OF [•]	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF [•]	§

This Mineral, Royalty, and/or Overriding Royalty Interest Conveyance and Notice of Agent (the “Conveyance”) from [•], a [State] [Type of Entity], whose address is [•] (collectively, “Grantor”), to [•], a Delaware limited liability company, whose address is 777 Taylor Street, Suite 810, Fort Worth, Texas 76102 (“Grantee”), is executed on the date set forth on the signature page hereof (the “Execution Date”) but shall be effective as of the 1st day of October, 2018 (the “Effective Date”).

[WHEREAS, reference is made to that certain [Assignment] dated effective as of [•], from [•], as the [assignor/grantor] named therein, to [•], as the [assignee/grantee] named therein, recorded as Document Number [•] in Volume [•], Page [•] of the Official Public Records of [•] County, [b] (the “Prior Assignment”);]

WHEREAS, by execution hereof, Grantee hereby provides notice of the appointment of [•], a [•] limited liability company (“Agent”), for Grantee to act on the behalf of Grantee as more particularly described below;

NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Notice of Appointment and Powers of Agent

Section 1.1.           Notice of Appointment of Agent.  Grantee hereby provides notice of the appointment of Agent to act on behalf of Grantee with respect to its interests in the Assets, under the terms and conditions of that certain Limited Power of Attorney, attached hereto as Exhibit B (the “Agency Agreement”).

Section 1.2.           Termination or Change of Agency.  Grantee may terminate the agency relationship between Grantee and Agent, or nominate a successor agent to Agent, at any time in accordance with the Agency Agreement, including by recording a Notice of Termination, or Notice of Change of Agent, as the case may be, in the Official Public Records of the county and state in which the Assets are situated (a copy of such recorded Notice of Termination or Change of Agent will be furnished to the appropriate mineral lessees and/or production payors).

Article 2

Conveyance of Oil and Gas Interests

Section 2.1.           Conveyance:  Grantor, for and in consideration of the sum of Ten Dollars ($10) cash and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, and conveys unto Grantee all of Grantor’s right, title and interest in and to the following property of Grantor (collectively the “Assets”):

(a)           (i) all oil, gas, hydrocarbons, and other minerals of whatever kind or nature in, on, and under and that may be produced, saved, marketed, or extracted from lands granted under the Prior Assignment and (ii) the lands and any associated royalty interests, overriding royalty interests, mineral fee interests, payments out of production, carried interests, reversionary rights, contractual rights to production, or other interest in oil, gas, hydrocarbons and other minerals of whatever kind or nature granted under the Prior Assignment, INSOFAR AND ONLY INSOFAR as described on Exhibit A (the “Mineral/Royalty/Overriding Interest”);

(b)           All pooled, communitized or unitized acreage which includes all or part of any Mineral/Royalty/Overriding Interest (the “Units”), and all tenements, hereditaments and appurtenances belonging to any Mineral/Royalty/Overriding Interest or Unit;

(c)           All currently existing contracts, agreements and instruments with respect to the Mineral/Royalty/Overriding Interest and Units, to the extent applicable to the Mineral/Royalty/Overriding Interest and Units including operating agreements, unitization, pooling, communitization agreements, stipulation of interests, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of oil and gas and processing agreements, but excluding any contracts, agreements and instruments included within the definition of “Excluded Assets” (subject to such exclusion, the “Contracts”);

(d)           All surface fee interests, easements, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use solely in connection with, the Mineral/Royalty/Overriding Interest and Units, which shall be sold in conjunction with and within a reasonable time from the execution of this Conveyance;

(e)           Subject to Section 2.1(f), below, all oil and gas produced from or attributable to the Mineral/Royalty/Overriding Interest and Units (and all the proceeds thereof) after the Effective Date, all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline inventories attributable to the Mineral/Royalty/Overriding Interest and Units in storage as of the Effective Date, and production, plant and transportation imbalances as of the Effective Date;

(f)            Any and all rights of Grantor to payments, receipts, revenues, interest and income of any kind from the Mineral/Royalty/Overriding Interest or Units which are received by Grantor or Grantee and dated from and after the Effective Date, regardless of whether any such amounts relate to periods of time prior to the Effective Date, excluding however, any amounts received as part of or in connection with any settlement or judgment pertaining to any dispute to the extent such settlement or judgment is attributable to periods of time prior to the Effective Date; and

(g)           The data, software and records of Grantor, to the extent relating solely to those Assets conveyed in 2.1(a-f) (the “Records”), excluding, however, in each case:

(i)            all corporate, financial, tax and legal data and records of Grantor that relate to Grantor’s business generally (whether or not relating to the Assets) or to such Grantor’s business and operations other than the exploration and production of oil and gas;

(ii)           any data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a person other than Affiliates of Grantor, or by applicable law, and for which no consent to transfer has been received or for which Grantee has not agreed in writing to pay the fee or other consideration, as applicable;

(iii)          all legal records and legal files of Grantor including all work product of and attorney-client communications with any of Grantor’s legal counsel (other than deeds, royalty agreements, leases, title opinions, Contracts and Grantor’s working files for litigation of Grantor related to the Assets);

(Clauses (i) through (iii) shall hereinafter be referred to as the “Excluded Records”).

EXCEPTING AND RESERVING to Grantor, however, the Excluded Assets (as defined below),

TO HAVE AND TO HOLD the Assets unto Grantee, its successors and assigns, forever, subject, however, to the terms and conditions of this Conveyance.

Section 2.2.           Excluded Assets:  Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Conveyance, the “Assets” shall not include any rights with respect to the Excluded Assets.  “Excluded Assets” shall mean the following:

(h)           subject to Section 2.1(f), all of Grantor’s right, title and interest in and to (and with respect to) all payments received for oil and gas dated prior to the Effective Date which is attributable to the Mineral/Royalty/Overriding Interest and Units;

(i)            the Excluded Records;

(j)            contracts, agreements and instruments, whose change in ownership in connection with a transfer is prohibited or subjected to payment of a fee or other consideration by an agreement with a person other than an Affiliate of Grantor, or by applicable law, and for which no consent to transfer has been received or for which Grantee has not agreed in writing to pay the fee or other consideration, as applicable;

(k)           all futures, swaps and other derivatives;

(l)            except to the extent such surface interests are mineral-classified lands or lands that were relinquished pursuant to Section 52.171 of the Texas Natural Resource Code, all of Grantor’s right, title and interest in and to any surface fee interests, easements, servitudes, rights-of-way, surface leases and other surface rights which are not held for use in connection with the Mineral/Royalty/Overriding Interest; and

(m)          any reservation of depths or acreage specifically described and reserved on Exhibit A.

Section 2.3.           “Affiliate:”  For purposes of this Conveyance, the term “Affiliate” means, with respect to a person, a person that directly or indirectly controls, is controlled by or is under common control with such person, with control in such context meaning the ability to direct the management or policies of a person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

ARTICLE 3

Disclaimer of Warranty

(n)                           Section 3.1.           Special Warranty to Title:  GRANTOR WARRANTS AND FOREVER SHALL DEFEND ALL AND SINGULAR TITLE TO THE ASSETS UNTO GRANTEE AND GRANTEE’S RESPECTIVE SUCCESSORS AND ASSIGNS, AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING OR TO CLAIM THE SAME OR ANY PART THEREOF BY, THROUGH OR UNDER GRANTOR, BUT NOT OTHERWISE, SUBJECT TO PERMITTED ENCUMBRANCES (AS SUCH TERM IS DEFINED IN THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF NOVEMBER [20], 2018, BY AND AMONG GRANTOR, GRANTEE AND THE OTHER PARTIES THERETO (THE “PURCHASE AGREEMENT”)).

Section 3.2.          Subrogation of Warranties and Indemnities. TO THE EXTENT TRANSFERABLE, GRANTOR ASSIGNS AND GRANTS TO GRANTEE AND GRANTEE’S RESPECTIVE SUCCESSORS AND ASSIGNS (AND GRANTOR WILL EXECUTE ANY DOCUMENTATION REASONABLY NECESSARY TO EFFECT SUCH ASSIGNMENT AND GRANT), THE FULL POWER AND RIGHT OF SUBSTITUTION AND SUBROGATION IN AND TO ALL COVENANTS AND WARRANTIES (INCLUDING WARRANTIES OF TITLE) AND IN AND TO ALL RIGHTS TO INDEMNIFICATION (INCLUDING ENVIRONMENTAL, INJURY TO PROPERTY OR PERSONS (INCLUDING DEATH AND

DISABILITY)) GIVEN OR MADE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF BY PRECEDING OWNERS, VENDORS, CONTRACTORS OR OTHERS.

Section 3.3.           UTPCPL Waiver:  TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, GRANTEE HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (La. R.S. 51:1402 et. seq.).  GRANTEE REPRESENTS AND CONSENTS THAT IT IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY, THAT IT (OR THEY) POSSESS AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTIONS DESCRIBED HEREIN AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.  [NTD: This Section 3.3 only applicable when Louisiana assets are involved.]

ARTICLE 4

Assumption of Obligations

Section 4.1.           Subject to Contracts:  Grantee is taking the Assets subject to the terms of the Contracts, to the extent the Contracts are valid, binding and enforceable on the date of this Conveyance, and hereby assumes and agrees to fulfill, perform, pay and discharge Grantor’s obligations under such Contracts from and after the Effective Date.

ARTICLE 5

Miscellaneous

Section 5.1.           Further Assurances:  After the Execution Date, Grantor, without further consideration, will execute and deliver or cause to be executed and delivered such good and sufficient instruments of conveyance and transfer, and take such other action as may be reasonably required of Grantor to effectively vest in Grantee beneficial and record title to the Assets conveyed pursuant hereto and, if applicable, to put Grantee in actual possession of such Assets.  After the date of this Conveyance, Grantee shall, without further consideration, execute, deliver and (if applicable) file or record, or cause to be executed, delivered and filed or recorded, all instruments, and take such actions, as may be reasonably required of Grantee to accomplish the conveyance and transfer of the Assets, and otherwise consummate the transactions contemplated by this Conveyance, and shall send all required notices with respect to the conveyance of the Assets.  With respect to interests in federal, state or Indian leases that are included among the Assets and that require filings with governmental or tribal agencies before they may be assigned, Grantor and Grantee will each file the appropriate documents and take any other steps necessary to obtain official approval of the assignments.  No federal, state or Indian lease requiring consent of a governmental authority for transfer shall be considered transferred by virtue of this Conveyance, even if specifically described herein, unless and until that consent is obtained, and once that consent is obtained, the transfer shall occur, effective as of the Effective Date.

Section 5.2.           Conveyance Subject to Purchase Agreement:  This Conveyance is expressly subject to the terms and conditions of the Purchase Agreement.  Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Purchase Agreement.

Section 5.3.           Successors and Assigns:  This Conveyance shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 5.4.           Titles and Captions:  All article or section titles or captions in this Conveyance are for convenience only, shall not be deemed part of this Conveyance and in no way define, limit, extend, or describe the scope or intent of any provisions hereof.  Except to the extent otherwise stated in this Conveyance, references to “Articles” and “Sections” are to Articles and Sections of this Conveyance, and references to “Exhibits” are to Exhibits attached to this Conveyance, which are made parts hereof for all purposes.

Section 5.5.           Governing Law:  Except to the extent the laws of another jurisdiction will, under conflict of law principles, govern transfers of Assets located in such other jurisdiction, this Conveyance and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the state of Texas.

Section 5.6.           Counterparts:

(a)         This Conveyance may be executed in any number of counterparts, and by different parties in separate counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

(b)         To facilitate recordation, there may be omitted from the Exhibits to this Conveyance in certain counterparts descriptions of property located in recording jurisdictions other than the jurisdiction (county, parish, state, Indian or federal agency) in which the particular counterpart is to be filed or recorded.

THE PARTIES HERETO EXPRESSLY AGREE AND REQUEST THAT ANY AND ALL PAYMENTS TO GRANTEE RELATED TO THE ASSETS, AND ALL OIL AND GAS LEASES AND DIVISION ORDERS RELATED TO THE ASSETS, SHALL BE SENT DIRECTLY TO:

Kimbell Royalty Holdings, LLC

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

[Signature Pages Follow]

EXECUTED by Grantor and Grantee in the presence of the undersigned competent witnesses as of the date(s) set forth in the respective acknowledgments below to be effective for all purposes as of the Effective Date, set forth above.

Grantor: [•]

By:
[•]
[title]

ACKNOWLEDGMENT

STATE OF [•]	§
§
COUNTY OF [•]	§

BE IT REMEMBERED, that I, [•], a Notary Public duly qualified, commissioned, sworn and acting in and for the County and State aforesaid, hereby certify that on this [•] day of [•], 2018, there appeared before me [•], [•]of [•], a [•], Authorized Agent of [Grantor], a [•] [•].

Notary Public in and for the State of Texas
My Commission Expires:

Grantee: [•]

By: [•]
its Authorized Agent

By:
[•]
[title]

ACKNOWLEDGMENT

STATE OF [•]	§
§
COUNTY OF [•]	§

BE IT REMEMBERED, that I, [•], a Notary Public duly qualified, commissioned, sworn and acting in and for the County and State aforesaid, hereby certify that on this [•] day of [•], 2018, there appeared before me [•], [•]of [•], a [•], Authorized Agent of [Grantor], a [•] [•].

Notary Public in and for the State of Texas
My Commission Expires:

EXHIBIT A

Attached to and for all purposes made a part of that certain Mineral, Royalty and/or Overriding Royalty Interest Conveyance and Notice of Agent dated effective for all purposes as of [•], at 7:00 a.m. Central time, by [Grantor, et al], as Grantor, to and for the benefit of [•], as Grantee

[Insert Legal Descriptions]

EXHIBIT B

Attached to and for all purposes made a part of that certain Mineral, Royalty and/or Overriding Royalty Interest Conveyance and Notice of Agent dated effective for all purposes as of [•], at 7:00 a.m. Central time, by [Grantor, et al], as Grantor, to and for the benefit of [•], as Grantee

[Attach Agency Agreement]

WHEN RECORDED, RETURN TO:

Brett G. Taylor

Taylor Companies Mineral Management, LLC

2777 Stemmons Fwy, Suite 1133

Dallas, TX  75207

EXHIBIT F

EQUITY INTEREST ASSIGNMENT AGREEMENT

This Equity Interest Assignment Agreement (this “Assignment”) is made and entered into effective as of 12:01 a.m., Houston, Texas time, on [•], 2018, by and between Rivercrest Royalties Holdings II, LLC, a Delaware limited liability company (“Assignor”), and Kimbell Royalty Partners, LP, a Delaware limited partnership (“Assignee”). Assignor and Assignee are sometimes referred to herein as a “Party” or the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Assignor owns all of the issued and outstanding membership interests (the “Acquired Interests”) of Rivercrest Royalties II, LLC, a Delaware limited liability company (the “Acquired Company”);

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of November 20, 2018 (the “Purchase Agreement”), among Assignor, Assignee, Rivercrest Capital Partners LP, a Delaware limited partnership, Kimbell Art Foundation, a Texas non-profit corporation, Cupola Royalty Direct, LLC, a Delaware limited liability company, and Kimbell Royalty Operating, LLC, a Delaware limited liability company, Assignor desires to sell to Assignee, and Assignee desires to acquire from Assignor, all of the Acquired Interests, on and subject to the terms and conditions contained in the Purchase Agreement; and

WHEREAS, Assignor desires to effect the sale, transfer, assignment, conveyance and delivery of all of the Acquired Interests to Assignee as set forth above.

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby and thereby acknowledged, the Parties agree as follows:

1.                                      Assignment. Assignor irrevocably and forever SELLS, TRANSFERS, ASSIGNS, CONVEYS AND DELIVERS to Assignee, its successors and assigns, and Assignee PURCHASES, ASSUMES AND ACCEPTS, Assignor’s entire right, title and interest in and to the Acquired Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws).

2.                                      Substitution as Member. From and after the Closing, Assignee shall be substituted for Assignor as the sole member of the Acquired Company with respect to the Acquired Interests and Assignor does withdraw from the Acquired Company as a member, cease to be a member of the Acquired Company and cease to have or exercise any right or power as a member of the Acquired Company or in any regard with respect to the Acquired Interests. The Parties agree that the assignment of the Acquired Interests, the admission of Assignee as a member, and the cessation of Assignor as a member of the Acquired Company shall not dissolve the Acquired Company, and the business of the Acquired Company shall continue.

3.                                      General Provisions.

(a)                                 Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

(b)                                 Governing Law; Jurisdiction. The provisions of Section 11.10 to the Purchase Agreement (Governing Law; Jurisdiction) are hereby incorporated into this Assignment by reference, mutatis mutandis.

(c)                                  Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

(d)                                 Assignment. Neither Party shall assign this Assignment or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Assignment shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

(e)                                  Conflict. This Assignment is made pursuant to, and is subject to the terms of, the Purchase Agreement. Notwithstanding anything to the contrary contained in this Assignment, nothing contained herein is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the parties to the Purchase Agreement under the Purchase Agreement, and in the event of any conflict between the terms and provisions hereof and the terms and the provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control.

(f)                                   Amendment or Supplement. This Assignment may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Assignment executed by each Party to this Assignment.

(g)                                  Severability. If any term or provision of this Assignment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Assignment or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date and year first above written.

ASSIGNOR:

RIVERCREST ROYALTIES HOLDINGS II, LLC

By:
Name:
Title:

ASSIGNEE:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
Its:	General Partner

By:
Name:
Title:

EXHIBIT G

OFFICER’S CERTIFICATE

OF

[SELLER]

[•], 2018

The undersigned, [•], in his capacity as [•] of [Seller], a [•] (“Seller”), and not in his individual capacity, and without personal liability, delivers this officer’s certificate (this “Certificate”) to Kimbell Royalty Partners, LP, a Delaware limited partnership, and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Buyer Parties”), pursuant to Section 2.6(d)(ii) of that certain Purchase and Sale Agreement, dated as of November 20, 2018, among Buyer Parties, Seller, [Rivercrest Capital Partners LP, a Delaware limited partnership, Kimbell Art Foundation, a Texas non-profit corporation, Cupola Royalty Direct, LLC, a Delaware limited liability company, and Rivercrest Royalties Holdings II, LLC, a Delaware limited liability company](1) (the “Purchase Agreement”), and hereby certifies the following:

1.                                      (a) The representations and warranties of Seller set forth in Sections 3.1, 3.2, 4.1, 4.2, 4.6, 5.1, and 5.3 of the Purchase Agreement were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Purchase Agreement and are true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (b) all other representations and warranties of Sellers made in the Purchase Agreement (other than representations and warranties described in clause (a) above) were true and correct (disregarding all materiality and Seller Material Adverse Effect qualifications contained in the Purchase Agreement) as of the date of the Purchase Agreement and are true and correct (disregarding all materiality and Seller Material Adverse Effect qualifications contained the Purchase Agreement) as of the Closing Date as if made on the Closing Date, except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Seller Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

2.                                      Seller has performed or complied with in all material respects all of the covenants and agreements required by the Purchase Agreement to be performed or complied with by Seller on or before the Closing.

3.                                      No Seller Material Adverse Effect has occurred nor any event or events that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Seller Material Adverse Effect.

(1)  NTD: Seller will need to be deleted from this bracketed text, and proper adjustments made as to the placement of “and”.

Capitalized terms used but not defined in this Certificate shall have the meanings given to such terms in the Purchase Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The undersigned has executed this Certificate as of the date first set forth above.

[•]
[•]

EXHIBIT H

OFFICER’S CERTIFICATE

OF

KIMBELL ROYALTY GP, LLC

KIMBELL ROYALTY OPERATING, LLC

[•], 2018

The undersigned, [R. Davis Ravnaas], in his capacity as [President and Chief Financial Officer] of Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of Kimbell Royalty Partners, LP, a Delaware limited partnership, and of Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Buyer Parties”), and not in his individual capacity, and without personal liability, delivers this officer’s certificate (this “Certificate”) to Rivercrest Capital Partners LP, a Delaware limited partnership, Kimbell Art Foundation, a Texas non-profit corporation, Cupola Royalty Direct, LLC, a Delaware limited liability company, Rivercrest Royalties Holdings II, LLC, a Delaware limited liability company (collectively, the “Sellers”), pursuant to Section 2.6(e)(i) of that certain Purchase and Sale Agreement, dated as of November 20, 2018, among Buyer Parties and Sellers (the “Purchase Agreement”), and hereby certifies the following:

1.                                      (a) The representations and warranties of Buyer Parties set forth in Sections 6.1, 6.2 and 6.4 of the Purchase Agreement were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Purchase Agreement and are true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (b) all other representations and warranties of Buyer Parties made in the Purchase Agreement (other than representations and warranties described in clause (a) above) were true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained in the Purchase Agreement) as of the date of the Purchase Agreement and are true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained in the Purchase Agreement) as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained in the Purchase Agreement) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

2.                                      Buyer Parties have performed or complied with in all material respects all of the covenants and agreements required by the Purchase Agreement to be performed or complied with by Buyer Parties on or before the Closing.

3.                                      No Buyer Material Adverse Effect has occurred nor any event or events that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Buyer Material Adverse Effect.

Capitalized terms used but not defined in this Certificate shall have the meanings given to such terms in the Purchase Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The undersigned has executed this Certificate as of the date first set forth above.

[R. Davis Ravnaas
President and Chief Financial Officer]

EXHIBIT I

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2018 (this “Agreement”), is by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Rivercrest Capital Partners LP, a Delaware limited partnership (“Rivercrest Capital”), Kimbell Art Foundation, a Texas non-profit corporation (the “Foundation”), Cupola Royalty Direct, LLC, a Delaware limited liability company (“Cupola”), and Rivercrest Royalties Holdings II, LLC, a Delaware limited liability company (“Rivercrest II” and, together with Rivercrest Capital, the Foundation and Cupola, the “Sellers”).

RECITALS

WHEREAS, as of November 20, 2018, the Partnership and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with the Sellers, pursuant to which the Sellers sold, assigned, transferred and conveyed  certain overriding royalty, royalty or other mineral interest and certain limited liability company interests, as applicable, to Opco (or its designee) in consideration for common units representing limited liability company interests in Opco (the “Opco Common Units”);

WHEREAS, subject to and in accordance with the terms set forth in the Opco Agreement and the Partnership Agreement, Opco Common Units (together with an equal number of Class B units representing limited partner interests in the Partnership (the “Class B Units”)) are exchangeable for common units representing limited partner interests in the Partnership (the “Common Units”); and

WHEREAS, resales by the Holders of the Common Units may be required to be registered under the Securities Act and applicable state securities laws, depending upon the status of a Holder or the intended method of distribution of the Common Units.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.

(a)                                 For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Person.

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Business Day” means any day on which the NYSE is open for trading.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) securities registered on Form S-8 or any similar successor form and (ii) securities registered to effect the acquisition of or combination with another Person.

“Existing Holders” means any securityholder who has registration rights pursuant to the Existing Registration Rights Agreements.

“Existing Registration Rights Agreements” means (i) that certain Contribution, Conveyance, Assignment and Assumption Agreement dated as of December 20, 2016 by and among the Partnership, Kimbell Intermediate Holdings, LLC, Kimbell Royalty Holdings, LLC and each of the other parties listed on the Exhibit A thereto, as may be amended from time to time, and (ii) that certain Registration Rights Agreement, dated as of July 12, 2018, by and among the Partnership, Haymaker Minerals & Royalties, LLC, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC and the other parties thereto.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means (i) each Seller that holds Registrable Securities and (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 2.8.

“Initial Holder” means each Seller that holds Registrable Securities.

“NYSE” means the New York Stock Exchange.

“Opco Agreement” means the First Amended and Restated Limited Liability Company Agreement of Opco.

“Overnight Underwritten Offering” means an underwritten offering that is launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 23, 2018, as amended or restated from time to time.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means, at any time, Common Units issued or issuable to the Holders upon the conversion of the Opco Common Units that were issued under the Purchase Agreement (together with a corresponding number of Class B Units), pursuant to the terms of the Opco Agreement and the Partnership Agreement, including any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) they have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Partnership’s performance of or compliance with this Agreement, including, without limitation: (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) the fees, charges and disbursements of counsel to the Partnership and of its independent public accountants, reserve engineers, and any other accounting and legal fees, charges and expenses incurred by the Partnership (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE (or NASDAQ or any other national securities exchange on which the Common Units may then be listed) or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees and expenses incurred by the Partnership in connection with any road show for underwritten offerings; and (vii) reasonable fees and expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided, that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Holders (which shall be chosen by the Holders of a majority of Registrable Securities to be included in such offering).

“Registration Statement” means any registration statement of the Partnership that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.

“Required Holders” means Holders who then own beneficially more than 50% of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Same-Day Offering” means an underwritten offering that is launched before the open of trading on one trading day and priced before the open of trading or after the close of trading on such same trading day.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Holders and any legal expenses not included in the definition of Registration Expenses.

“Shelf Registration Statement” means a “shelf” registration statement of the Partnership that covers all the Registrable Securities (and may cover other securities of the Partnership) on Form S-3 and under Rule 415 under the Securities Act or, if the Partnership is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 2.1, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(b)                                 For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Advice	2.5
Agreement	Introductory Paragraph
Blackout Period	2.4(s)
Class B Units	Recitals
Common Units	Recitals
Cupola	Introductory Paragraph
Foundation	Introductory Paragraph
Opco	Recitals
Opco Common Units	Recitals
Opt-Out Notice	2.2(c)
Partnership	Introductory Paragraph
Partnership Underwritten Offering	2.3
Piggyback Registration Notice	2.2(a)
Purchase Agreement	Recitals
Records	2.4(l)
Rivercrest II	Introductory Paragraph
Rivercrest Capital	Introductory Paragraph
Seller Affiliates	2.7
Sellers	Introductory Paragraph
Suspension Notice	2.5
Suspension Period	2.1(b)

1.2                               Other Definitional and Interpretive Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply.

(a)                                 When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(b)                                 Any reference in this Agreement to $ means U.S. dollars.

(c)                                  Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(d)                                 The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and should not be utilized in, the construction or interpretation of this Agreement.

(e)                                  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement.

(f)                                   The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)                                  The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)                                 Any reference to Common Units shall apply to any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership.

ARTICLE II

REGISTRATION RIGHTS

2.1                               Shelf Registration.

(a)                                 The Partnership will (i) within 30 days following the date of this Agreement, prepare and file (to the extent not previously filed) a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement with respect to such registration), registering for resale under the Securities Act the number of Registrable Securities requested in writing by such Holder, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as soon as reasonably practicable following such filing, but in any event no later than the 180th day following the date of this Agreement. The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC and consistent with the terms of this Agreement. Until all Registrable Securities cease to be Registrable Securities, the Partnership shall use its reasonable best efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 Upon written notice to the Holders of Registrable Securities, the Partnership shall be entitled to suspend, for a period of time not to exceed the periods specified in Section 2.4(s) (each, a “Suspension Period”), the use of any Registration Statement or

Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if (i) the Partnership receives any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (ii) the SEC issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) the Partnership receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (iv) the board of directors, chief executive officer or chief financial officer of the General Partner determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Partnership shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Partnership determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Partnership.

(c)                                  Each of the Holders hereby agrees (a) to cooperate with the Partnership and to furnish to the Partnership all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as the Partnership may reasonably request, (b) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Holder and (c) if requested by the Partnership, to notify the Partnership of any sale of Registrable Securities by such Holder.

2.2                               Piggyback Registrations.

(a)                                 Each time the Partnership proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public and the form of registration statement to be used (including a Shelf Registration Statement) permits the registration of Registrable Securities, the Partnership shall give prompt written notice (a “Piggyback Registration Notice”) to each Holder of Registrable Securities (which notice shall be given not less than (i) five Business Days prior to the anticipated filing date or (ii) three Business Days in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”), which notice shall offer each such Holder the opportunity to include any or all of its or his Registrable Securities in such registration statement, subject to the limitations contained in Section 2.2(b) hereof. Each Holder who desires to have its or his Registrable Securities included in such registration statement shall so advise the Partnership in writing (stating the number of Registrable Securities desired to be registered) within three Business Days (or one Business Day in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”)

after the date of such notice from the Partnership. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2(a) by giving written notice to the Partnership of such withdrawal. Subject to Section 2.2(b) below, the Partnership shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Partnership may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.

(b)                                 With respect to any registration pursuant to Section 2.2(a), if the managing underwriter(s) advise the Partnership that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Registration Statement will materially and adversely affect the pricing of the offering, the Partnership shall so advise all Holders of Registrable Securities and the Existing Holders which would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the Registration Statement shall be allocated: (i) in the case of a registration for the account of the Partnership, (a) first, to include the securities the Partnership proposes to register, (b) second, among the participating Holders and participating Existing Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders and Registrable Securities (as defined in the Existing Registration Rights Agreements) requested by such Existing Holders to be included in such underwriting, and (c) third, among any other Persons pursuant to contractual registration rights on as nearly as possible on a pro rata basis, and (ii) in the case of a registration for the account of the Existing Holders or any other Persons pursuant to contractual registration rights, (a) first, among the participating Existing Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities (as defined in the Existing Registration Rights Agreements) requested by such Existing Holders to be included in such underwriting, (b) second, among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting, (c) third, to include the securities the Partnership proposes to register, if at all, and (d) fourth, among any such other Persons pursuant to contractual registration rights as nearly as possible on a pro rata basis. If, as a result of the provisions of this Section 2.2(b), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement. No Person may participate in any Registration Statement pursuant to Section 2.2(a) unless such Person (i) agrees to sell such person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Person’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Person’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7.

(c)                                  Any Holder of Registrable Securities may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder of Registrable Securities not receive from the Partnership any Piggyback Registration Notice; provided, however, that such Holder of Registrable Securities may later revoke any such Opt-Out Notice in writing.  Following receipt of an Opt-Out Notice from a holder of Registrable Securities (unless subsequently revoked), the Partnership shall not deliver any notice to such Holder of Registrable Securities pursuant to Section 2.2(a) and such Holder of Registrable Securities shall no longer be entitled to participate in any registration or offering pursuant to Section 2.2(a).

2.3                               Holdback Agreement. Upon the request of the Partnership, by electing to include Registrable Securities in a Partnership registration statement pursuant to Section 2.1 or  Section 2.2, the Holder shall agree not to effect any sale or distribution of securities of the Partnership of the same or similar class or classes of the securities included in the Partnership registration statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during such periods as reasonably requested (but in no event for a period longer than 45 days following the date of the applicable Prospectus; provided each of the executive officers and directors of the Partnership that hold  Common Units of the Partnership or securities convertible into or exchangeable or exercisable for Common Units of the Partnership are subject to the same restriction for the entire time period required of the Holders hereunder) by the representatives of the underwriters, if an underwritten offering by the Partnership (a “Partnership Underwritten Offering”); provided, further, for the avoidance of doubt, that such restrictions shall only apply if the Holders are able to sell Registrable Securities in such a Partnership Underwritten Offering. The provisions of this Section 2.3 will no longer apply to a Holder once such Holder ceases to hold at least 1% of the Registrable Securities acquired as a result of the transactions contemplated in the Purchase Agreements. The provisions of this Section 2.3 shall not apply to (i) any transfer of Registrable Securities by a Holder to (a) any stockholder, member, managing member, general or limited partner of any Holder, or (b) any investment fund managed by any of such persons or (c) any other Affiliate of any Holder, or to any other Affiliate of a Holder, so long as such transfer is not for value and any such person agrees to and remains to be bound hereby, (ii) the entry by any Holder of a bona fide pledge of any Registrable Securities (and any foreclosure on any such pledge) and (iii) any hedging transaction with respect to an index or basket of securities where the equity securities of the Partnership constitute a de minimis amount.

2.4                               Registration Procedures. In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Partnership will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Partnership will:

(a)                                 if the Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b)                                 promptly notify each selling Holder, promptly after the Partnership receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(c)                                  after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Partnership amend or supplement such Registration Statement or Prospectus;

(d)                                 prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Section 2 hereof;

(e)                                  furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the Holder and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f)                                   use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders and any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Partnership shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Partnership is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Partnership is already subject to taxation in such jurisdiction;

(g)                                  use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Partnership are then listed;

(h)                                 provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

(i)                                     use its reasonable best efforts to furnish, on the date that shares of Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Partnership for the purposes of such registration, in form and substance as is customarily given to underwriters by the Partnership in an underwritten public offering, addressed to the underwriters, (ii) a letter dated as of such date, from the independent public accountants of the Partnership, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Partnership, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriters;

(j)                                    if requested by the Holders, cooperate with the Holders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or the managing underwriter (if any) may request and keep available and make available to the Partnership’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

(k)                                 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Partnership to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(l)                                     upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Partnership, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Partnership reasonably requested (collectively, “Records”), and use reasonable best efforts to cause the Partnership’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, that Records that the Partnership determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable it shall give notice to the Partnership and allow the Partnership to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(m)                             promptly notify the selling Holders and any underwriter(s) of the notification to the Partnership by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts to obtain promptly the withdrawal of such order;

(n)                                 promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);

(o)                                 promptly notify the selling Holders and any underwriter(s) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(p)                                 make available to each Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Partnership, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Partnership to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Partnership will promptly notify the Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement. The Partnership will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(q)                                 take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Partnership, the Partnership will take all reasonable action to make any such prohibition inapplicable;

(r)                                    take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities; and

(s)                                   notwithstanding any other provision of this Agreement, the Partnership shall not be required to file a Registration Statement (or any amendment thereto) (or, if the Partnership has filed a Shelf Registration Statement and has included Registrable Securities therein, the Partnership shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the board of directors of the General Partner determines that a postponement is in the best interest of the Partnership and its unitholders generally due to a proposed transaction involving the Partnership and determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the board of directors of the General Partner determines such registration would render the Partnership unable to comply with applicable securities laws or (iii) the board of directors of the General Partner determines such registration would require disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period and/or Suspension Period collectively exceed an aggregate of 90 days in any 12-month period.

2.5                               Suspension of Dispositions.

(a)                                 Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Partnership of the occurrence of any event of the kind described in Section 2.4(n) or Section 2.4(s), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Partnership that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. The Partnership shall extend the period of time during which the Partnership is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended

Prospectus or receives the Advice. If so directed by the Partnership, such Holder will deliver to the Partnership all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Partnership shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

2.6                               Registration Expenses. All Registration Expenses shall be borne by the Partnership. In addition, for the avoidance of doubt, the Partnership shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

2.7                               Indemnification.

(a)                                 The Partnership agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.7(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, any Written Testing-the-Waters Communication,  or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Partnership in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 2.7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)                                 In connection with any Registration Statement in which a Holder that is a seller of Registrable Securities is participating, each such Holder will furnish to the Partnership such information and affidavits as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus or any Written Testing-the-Waters Communication and, to the fullest extent permitted by law, each such seller will indemnify the Partnership and its directors and officers and each Person who controls the Partnership (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.7(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing specifically for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities sold by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the applicable sale of Registrable Securities.

(c)                                  Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which shall be chosen by the Holders of a majority of Registrable Securities so indemnified) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d)                                 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.7(a) or Section 2.7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.7(d).The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.7(c), defending any such action or claim. Notwithstanding the provisions of this Section 2.7(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7(a) and Section 2.7(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.7(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.7(b).

(e)                                  No indemnifying party shall be liable for any settlement effected without its written consent (which consent may not be unreasonably delayed or withheld). Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution may be sought hereunder unless the foregoing contains and unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.

(f)                                   The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

2.8                               Transfer of Registration Rights. The registration rights of a Holder under this Agreement with respect to any Registrable Securities may not be transferred or assigned to any purchaser or transferee of Registrable Securities without the prior written consent of the Partnership. Notwithstanding anything in the forgoing to the contrary, the registration rights of an Initial Holder under this Agreement with respect to any Registrable Securities may be assigned without such consent (but only with all such related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by an Initial Holder to a transferee of such Registrable Securities that is a partner, member or stockholder of such Initial Holder; provided, that, (i) such Initial Holder shall give the Partnership written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Partnership, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under applicable law.

2.9                               Current Public Information. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Partnership to the public without registration, the Partnership covenants that it will (i) for as long as the Common Units are registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (ii) if it is not required to file such reports, make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (iii) take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

2.10        Partnership Obligations Regarding Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Partnership to the public without registration, the Partnership shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Partnership, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions (other than as may apply pursuant to Section 2.3) with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Partnership, in form and substance reasonably satisfactory to the Partnership, representation letters regarding such Holder’s compliance with Rule 144 or Rule 144A, as may be applicable.

2.11        No Conflict of Rights. The Partnership represents and warrants that except for the Existing Registration Rights Agreements, it has not granted, and is not subject to, any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby. The Partnership shall not, prior to the termination of this Agreement, grant any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby.

2.12        Free Writing Prospectuses. The Partnership shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Partnership to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering Registrable Securities, without the prior written consent of each participating Holder and any underwriter. No Holder shall, or permit any officer, manager, underwriter, broker or any other person acting on behalf of such Holder to use any free-writing prospectus in connection with any registration statement covering Registrable Securities, without the prior written consent of the Partnership.

2.13        Section 2(a)(11) Underwriter. The Partnership will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Shelf Registration Statement without such Holder’s consent. If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Shelf Registration Statement, such Holder shall no longer be entitled to receive Liquidated Damages under this Agreement with respect to such Holder’s Registrable Securities and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence (including receipt of comfort letters and opinions of counsel) with respect to the Partnership at the time such Holder’s consent is sought.

ARTICLE III

TERMINATION

3.1          Termination. The provisions of this Agreement shall terminate and be of no further force and effect upon the date when there shall no longer be any Registrable Securities outstanding.

ARTICLE IV

MISCELLANEOUS

4.1          Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission. Notices shall be delivered to the parties at the addresses set forth below:

If to the Partnership:	Kimbell Royalty Partners, LP 777 Taylor Street, Suite 810 Fort Worth, TX 76102 Email: Robert@kimbellrp.com Facsimile: (817) 877-3728 Attention: Robert D. Ravnaas

and Conflicts Committee of the Board of Directors of Kimbell Royalty Partners GP, LLC 777 Taylor Street, Suite 810 Fort Worth, TX 76102 Email: badams.jabb@gmail.com Attention: Bill Adams

With copies to (which shall not constitute notice):	Baker Botts L.L.P. 910 Louisiana Street Houston, TX 77002 Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com Facsimile: 713.229.2858 Attention: Jason A. Rocha and Josh Davidson and

Potter Anderson & Corroon, LLP 1313 N Market Street Wilmington, DE 19801 Email: mmorton@potteranderson.com Facsimile: (302) 658-1192 Attention: Mark A. Morton

If to any Holder, at its address listed on the signature pages hereof.

Any party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

4.2          Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction.

(b)           All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Harris County, Texas, and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the above-specified courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the Partnership or Holder, as the case may be, is to receive notice in accordance with Section 4.1. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

4.3          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 2.7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 2.7.

4.4          Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Partnership, each Holder and their respective successors and assigns. The Partnership shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Partnership shall not be the surviving entity unless the surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Partnership under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the common equity interests or other securities, if any, which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided that, to the extent the Holders receive securities that are by their terms convertible into common equity interests of the issuer thereof, then any such common equity interests as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Securities.”

4.5          Counterparts. This Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.7          No Waivers; Amendments.

(a)           No failure or delay on the part of the Partnership or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Partnership or any Holder at law or in equity or otherwise.

(b)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Partnership and the Required Holders.

4.8          Entire Agreement. This Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement between the Holders and the Partnership with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4.9          Remedies; Specific Performance.

(a)           Each Holder shall have all rights and remedies reserved for such Holder pursuant to this Agreement and all rights and remedies which such Holder has been granted at any time under any other agreement or contract and all of the rights which such Holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b)           The parties hereto recognize and agree that money damages may be insufficient to compensate the Holders of any Registrable Securities for breaches by the Partnership of the terms hereof and, consequently, that the equitable remedies of injunctive relief and of specific performance of the terms hereof will be available in the event of any such breach, without the necessity of posting bonds or other security. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.10        Negotiated Agreement. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC, its general partner

By:
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

[Signature Page to Registration Rights Agreement]

CUPOLA ROYALTY DIRECT, LLC

By: Rivercrest Cupola LLC, its manager

By
Name: Matthew S. Daly
Title: Manager

Address:

Cupola Royalty Direct, LLC
777 Taylor Street, Suite 810
Fort Worth, TX 76102
Email: matt@rivercrestcap.com
Attention: Matthew S. Daly

With a copy to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002
Email: jdobbs@mayerbrown.com
Facsimile: (713) 238-4697
Attention: Jeff M. Dobbs

[Signature Page to Registration Rights Agreement]

KIMBELL ART FOUNDATION

By:
Name: Ben J. Fortson
Title: EVP and Chief Investment Officer

Address:

Kimbell Art Foundation
301 Commerce Street
Fort Worth, TX 76102
Email: kafinvest@kimbellmuseum.org
bcline@kimbellmuseum.org
mrich@kimbellmuseum.org
Attention: Ben J. Fortson

With a copy to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002
Email: jdobbs@mayerbrown.com
Facsimile: (713) 238-4697
Attention: Jeff M. Dobbs

[Signature Page to Registration Rights Agreement]

RIVERCREST CAPITAL PARTNERS LP

By: Rivercrest Capital Management LLC, its manager

By:
Name: R. Davis Ravnaas
Title: Managing Member

Address:

Rivercrest Capital Partners, LP
777 Taylor Street, Suite 810
Fort Worth, TX 76102
Email: davis@rivercrestcap.com
Attention: R. Davis Ravnaas

With a copy to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002
Email: jdobbs@mayerbrown.com
Facsimile: (713) 238-4697
Attention: Jeff M. Dobbs

[Signature Page to Registration Rights Agreement]

RIVERCREST ROYALTIES HOLDINGS II, LLC

By:
Name: R. Davis Ravnaas
Title: Vice President and Chief Financial Officer

Address:

Rivercrest Royalties II, LLC
777 Taylor Street, Suite 810
Fort Worth, TX 76102
Email: davis@rcroyalties.com
Attention: R. Davis Ravnaas

With a copy to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002
Email: jdobbs@mayerbrown.com
Facsimile: (713) 238-4697
Attention: Jeff M. Dobbs

[Signature Page to Registration Rights Agreement]

EXHIBIT J

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2018, among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with the Partnership, the “Buyer Parties”), Rivercrest Capital Partners LP, a Delaware limited partnership (“Rivercrest Capital”), Kimbell Art Foundation, a Texas non-profit corporation (the “Foundation”), Cupola Royalty Direct, LLC, a Delaware limited liability company (“Cupola”), Rivercrest Royalties Holdings II, LLC, a Delaware limited liability company (“Rivercrest II” and, together with Rivercrest Capital, the Foundation and Cupola, the “Sellers”), and Citibank, N.A., as escrow agent (the “Escrow Agent”). The Buyer Parties and the Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms not defined herein shall have the meanings assigned to them in that certain Purchase and Sale Agreement, dated as of November 20, 2018, among the Buyer Parties and the Sellers (as may be amended from time to time, the “Purchase Agreement”).

RECITALS

WHEREAS, the Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Sellers shall sell and the Buyer Parties shall purchase the Acquired Assets and the Acquired Equity Interests;

WHEREAS, at the Closing, in order to provide a source of recovery with respect to the Buyer Parties’ rights to indemnification, if any, as described in the Purchase Agreement, the Buyer Parties shall deposit into the General Escrow Account (as defined below) an aggregate amount of 650,000 Opco Common Units and 650,000 Class B Units (as each may be adjusted from time to time in the event of a unit split, combination, re-classification, recapitalization or exchange, as applicable, the “Indemnity Escrow Units”), which shall be allocated among the Sellers in accordance with the Purchase Agreement and issued in the name of the applicable Seller, in certificated form; and

WHEREAS, at the Closing, the Buyer Parties shall deposit into the General Escrow Account an amount of Opco Common Units and Class B Units, as appropriate, equal to the Title Defect Value related to any Curable Properties and disputed Title Defects or disputed Title Defect Values of such Seller, if any (as each may be adjusted from time to time in the event of a unit split, combination, re-classification, recapitalization or exchange, as applicable, the “Defect Units”) (the Defect Units, together with the Indemnity Escrow Units, the “Escrow Assets”).

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.                                      Escrow Assets.

(a)                                 At the Closing, the Buyer Parties shall deposit the Indemnity Escrow Units and the Defect Units into one separate and distinct account (the “General Escrow Account”).  The Escrow Agent shall acknowledge receipt of the Indemnity Escrow Units and the Defect Units at the Closing. The Parties wish each such deposit to be subject to the terms and conditions set forth herein and in the Purchase Agreement.

(b)                                 The Escrow Agent agrees to accept delivery of the Indemnity Escrow Units and the Defect Units into the General Escrow Account, in certificated form, at Closing. The Parties acknowledge that the Escrow Agent’s sole responsibility regarding the Indemnity Escrow Units and the Defect Units is to hold and safeguard the Indemnity Escrow Units and the Defect Units in its custody until it is instructed accordingly by a Joint Release Instruction or Final Determination as provided in Section 4.

(c)                                  Each Seller shall maintain all voting rights with respect to the Indemnity Escrow Units and Defect Units issued in the name of such Seller while such units remain deposited with the Escrow Agent.

3.                                      Investment of Escrow Assets.

(a)                                 The Escrow Agent shall hold the Escrow Assets in a non-interesting bearing account. The Escrow Assets shall at all times remain available for distribution in accordance with Section 4 below.

(b)                                 The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the General Escrow Account for the preceding month.

4.                                      Disposition and Termination of the Escrow Assets.

(a)                                 Escrow Assets.  The Parties, subject in all respects, as solely between the Parties, to the terms and conditions of the Purchase Agreement, shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Assets as provided in, this Section 4(a), as follows:

(i)                                     Upon receipt of a Joint Release Instruction (as defined below) with respect to the Escrow Assets, the Escrow Agent shall promptly, but in any event within three (3) Business Days after receipt of a Joint Release Instruction, disburse all or part of the Escrow Assets in accordance with such Joint Release Instruction.

(ii)                                  If at any time any of the Sellers or the Buyer Parties receives a Final Determination (as defined below), such Party shall concurrently deliver to the Escrow Agent and the other Parties a copy of such Final Determination, then upon receipt by the Escrow Agent of a copy of such Final Determination from any of the applicable Sellers or the Buyer Parties, the Escrow Agent shall (A) promptly deliver a courtesy copy of such Final Determination to the other Parties; provided, however, that the Escrow Agent shall incur no liability for failing to deliver any courtesy copy of such Final Determination nor shall its delivery or failed delivery thereof give any Party any additional rights or otherwise extend the payment timeframe, and (B) on the fifth (5th) Business Day following receipt by the Escrow

Agent of the Final Determination, disburse to the applicable Buyer Party and/or the applicable Seller, as appropriate, part or all, as the case may be, of the Escrow Assets (but only to the extent Escrow Assets are available in the General Escrow Account) in accordance with such Final Determination.  Subject to the terms of this Section 4(a), the Escrow Agent shall be entitled to act on such Final Determination without further inquiry.

(iii)                               All disbursements of all or any part of the Escrow Assets shall be made as set forth in the applicable Joint Release Instruction or Final Determination, as applicable.

(iv)                              Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in the General Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4 and/or Exhibit A-5, as applicable, and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 10 below or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 10 below. In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction from (A) with respect to a Joint Release Instruction, the appropriate Party or Parties identified as having executed such Joint Release Instruction, or (B) with respect to a Final Determination, the prevailing Party that has certified such instruction and from the Buyer Parties (if the Buyer Parties are not the prevailing Parties that has certified such instruction), in each case by telephone call back to the person or persons designated in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4 and/or Exhibit A-5, as appropriate (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmation of any Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved, it being understood that the Escrow Agent shall use its commercially reasonable efforts to resolve all such issues.  The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4 or Exhibit A-5, actually received and acknowledged by the Escrow Agent.

(b)                                 Certain Definitions.

(i)                                     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in New York, New York.

(ii)                                  “Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate executed by an authorized signer of the prevailing Party set forth on Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4 or Exhibit A-5, to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions executed by an authorized signer of the prevailing Party set forth on Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4 or Exhibit A-5, to effectuate such order.

(iii)                               “Joint Release Instruction” means a joint written instruction of (A) the Buyer Parties and (B) each relevant Seller that is identified in such joint written instruction as an executing party, which is executed by an authorized representative of each of the Buyer Parties and any such Seller that is identified in such joint written instruction as an executing party, as set forth on Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4 and Exhibit A-5, as applicable, and delivered to the Escrow Agent, directing the Escrow Agent to disburse all or a portion of the Escrow Assets.  All Joint Release Instructions shall set forth (1) the amount to be disbursed, (2) the recipient of the disbursement and (3) the manner of disbursement and delivery instructions.

(iv)                              “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, Governmental Authority or other entity.

(v)                                 “SEC” means the Securities and Exchange Commission.

5.                                      Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties, including but not limited to any fiduciary duties, shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties, except in the event of the Escrow Agent’s fraud, gross negligence or willful misconduct.  Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4 and Exhibit A-5 attached hereto.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Assets.  In the event that the Escrow Agent, acting reasonably, shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or a Final Determination.  The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or non-action based on such declaratory judgment.  The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder.  The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that  the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any direct loss to either Party. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.

6.                                      Resignation and Removal of the Escrow Agent.  The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Parties acting jointly at any time by providing written notice to the Escrow Agent.  Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.  The Escrow Agent’s sole responsibility after such thirty (30) calendar day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Assets (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction, or (iii) in accordance with the directions of a Final Determination, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate.  In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.                                      Fees and Expenses.  The Sellers shall collectively (in equal portions as among the Sellers) bear one-half (1/2) and the Buyer Parties shall collectively bear one-half (1/2) of all fees and expenses of the Escrow Agent, which are described in Schedule 1 attached hereto.  The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8.                                      Indemnity.  Each of the Parties shall, jointly and severally, indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Escrow Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expenses for document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Escrow Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of the Escrow Agent or any such Escrow Indemnitee, or (b) its following any written instructions or other directions from the Parties.  It is understood and agreed that the Escrow Agent does not have a contractual right of set-off or a contractual security interest under this Agreement; provided, however, that nothing herein shall be construed as a waiver of any statutory or common law rights to which the Escrow Agent may otherwise be entitled with respect thereto. Notwithstanding anything to the contrary herein, the Parties agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half (1/2) collectively by the Buyer Parties and one-half (1/2) collectively (in equal portions as among the Sellers) by the Sellers.  The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

9.                                      Tax Matters.  The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates.    Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

10.                               Covenant of the Escrow Agent.  The Escrow Agent hereby agrees and covenants with the Parties that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Assets to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11.                               Notices.  All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered: (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party or Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (d) by overnight delivery with a reputable national overnight delivery service, or (e) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service.  If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Parties in writing of any name or address changes.

If to the Buyer Parties, then to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: matt@kimbellrp.com

Attention: Matthew S. Daly

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com

joshua.davidson@bakerbotts.com

Facsimile: (713) 229-2858

Attention: Jason A. Rocha and Josh Davidson

and to:

Conflicts Committee of the Board of Directors of

Kimbell Royalty GP, LLC

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: badams.jabb@gmail.com

Attention: Bill Adams

with a copy (which shall not constitute notice) to:

Potter Anderson & Corroon, LLP

1313 N Market Street

Wilmington, DE 19801

Email: mmorton@potteranderson.com

Facsimile: (302) 658-1192

Attention: Mark A. Morton

If to a Seller, then to:

Rivercrest Capital Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: davis@rivercrestcap.com

Attention: R. Davis Ravnaas

Kimbell Art Foundation

301 Commerce Street

Fort Worth, TX 76102

Email: kafinvest@kimbellmuseum.org

bcline@kimbellmuseum.org

mrich@kimbellmuseum.org

Attention: Ben J. Fortson

Cupola Royalty Direct, LLC

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: matt@rivercrestcap.com

Attention: Matthew S. Daly

Rivercrest Royalties Holdings II, LLC

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: davis@rcroyalties.com

Attention: R. Davis Ravnaas

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, TX 77002

Email: jdobbs@mayerbrown.com

Facsimile: (713) 238-4697

Attention: Jeff M. Dobbs

or, if to the Escrow Agent, then to:

Citibank, N.A.

Citi Private Bank

388 Greenwich Street

Tower Building, 29th Floor

New York, NY 10013

Email: rola.tsengpappalardo@citi.com

Telephone: (212) 783-7030

Facsimile: (212) 783-7131

Attention: Rola Tseng-Pappalardo

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clauses (d) or (e) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12.                               Termination.  This Agreement shall terminate on the first to occur of (a) the distribution of all of the Escrow Assets in accordance with this Agreement or (b) delivery to the

Escrow Agent of a written notice of termination executed jointly by the Parties after which this Agreement shall be of no further force and effect except that the provisions of Section 8 shall survive termination.

13.                               Miscellaneous.  The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Sections 6 and 16, without the prior consent of the other parties hereto.  This Agreement shall be governed by and construed under the laws of the State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York.  The parties hereto hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any Escrow Assets.  As between the Parties, (a) nothing in this Agreement waives or modifies any right or obligation under the Purchase Agreement, and (b) in the event of any inconsistency between this Agreement and the Purchase Agreement, the Purchase Agreement shall control.

14.                               Compliance with Court Orders.  In the event that any Escrow Assets shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any court order of a court of competent jurisdiction affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.          Further Assurances.  Following the date hereof, each party shall deliver to the other parties hereto such further information and documents and shall execute and deliver to the other parties hereto such further instruments and agreements as any other party hereto shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party hereto the benefits hereof.

16.          Assignment.  No Party shall assign any of its interests or rights under this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld), and no assignment of the interests or rights of any Party shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). To comply with United States federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate  IRS Form W-9 or W-8 (as applicable) and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act.  Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

17.          Force Majeure.  The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18.          SEC Shareholder Disclosure Rule 14b-2.  SEC Rule 14b-2 directs us to contact you to request authorization to provide your name, address and share position with respect to the referenced account to requesting companies whose stock you have voting authority over.  Under this SEC rule, we must make the disclosures for accounts opened after December 28, 1986, if requested, unless you specifically object to disclosure.  Hence, failure to respond will be deemed consent to disclosure.  Thank you for assisting us in complying with this SEC rule.

☐            Yes, we are authorized to release your name, address and share positions.

☐            No, we are not authorized to release your name, address and share positions.

20.          Compliance with Federal Law. To help the United States government fight the funding of terrorism and money laundering activities and to comply with United States federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement.  For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

21.          Use of Citibank Name.  No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER PARTIES:

KIMBELL ROYALTY PARTNERS, LP	KIMBELL ROYALTY OPERATING, LLC

By: Kimbell Royalty GP, LLC
Its: General Partner

By:	By:
Name:	Name:
Its:	Its:

SELLERS:

RIVERCREST CAPITAL PARTNERS LP	KIMBELL ART FOUNDATION

By: Rivercrest Capital Management, LLC
Its: Manager

By:	By:
Name:	Name:
Its:	Its:

CUPOLA ROYALTY DIRECT, LLC	RIVERCREST ROYALTIES HOLDINGS II, LLC

By: Rivercrest Cupola LLC
Its: Manager

By:	By:
Name:	Name:
Its:	Its:

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

The annual administration fee covers maintenance of the General Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on the amount of Escrow Assets being deposited in an interest-bearing transaction deposit account, FDIC insured to the applicable limits.

Fee: $5,000.00 per annum for custody/safekeeping of the Indemnity Escrow Units and the Defect Units

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee: WAIVED

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:

Fee: WAIVED

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity.  Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

EXHIBIT A-1

Certificate as to the Buyer Parties’ Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Buyer Parties and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement, on behalf of the Buyer Parties.  The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of Escrow Assets from the General Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title / Telephone	Specimen Signature

Robert D. Ravnaas
Name	Signature

Chairman and Chief Executive Officer
Title

Telephone	Mobile Phone

Matthew S. Daly
Name	Signature

Chief Operating Officer
Title

Telephone	Mobile Phone

Jeff McInnis
Name	Signature

Chief Accounting Officer
Title

Telephone	Mobile Phone

NOTE: Actual signatures are required.  Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

EXHIBIT A-2

Certificate as to Rivercrest Capital’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Rivercrest Capital and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement, on behalf of Rivercrest Capital.  The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of Escrow Assets from the General Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title / Telephone	Specimen Signature

R. Davis Ravnaas
Name	Signature

Managing Member
Title

Telephone	Mobile Phone

Matthew S. Daly
Name	Signature

Managing Member
Title

Telephone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

NOTE: Actual signatures are required.  Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

EXHIBIT A-3

Certificate as to the Foundation’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Foundation and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement, on behalf of the Foundation.  The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of Escrow Assets from the General Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title / Telephone	Specimen Signature

Brenda A. Cline
Name	Signature

CFO
Title

Telephone	Mobile Phone

Mark Rich
Name	Signature

Director of Investments
Title

Telephone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

NOTE: Actual signatures are required.  Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

EXHIBIT A-4

Certificate as to Cupola’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Cupola and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement, on behalf of Cupola.  The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of Escrow Assets from the General Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title / Telephone	Specimen Signature

R. Davis Ravnaas
Name	Signature

Manager
Title

Telephone	Mobile Phone

Matthew S. Daly
Name	Signature

Manager
Title

Telephone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

NOTE: Actual signatures are required.  Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

EXHIBIT A-5

Certificate as to Rivercrest II’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Rivercrest II and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement, on behalf of Rivercrest II.  The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank, N.A. upon the release of Escrow Assets from the General Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title / Telephone	Specimen Signature

R. Davis Ravnaas
Name	Signature

Vice President
Title

Telephone	Mobile Phone

T. Scott Martin
Name	Signature

President
Title

Telephone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

NOTE: Actual signatures are required.  Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.